                                                     Registration No. 333-114299
      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 2004
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           CHINDEX INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                         5047                    13-3097642
(State of Incorporation)     (Primary S.I.C. Code Number)      (IRS Employer
                                                             Identification No.)

                              7201 WISCONSIN AVENUE
                               BETHESDA, MD 20814
                                 (301) 215-7777
               (Address, including zip code and telephone number,
                  of registrant's principal executive offices)

                                 ROBERTA LIPSON
                                    PRESIDENT
                           CHINDEX INTERNATIONAL, INC.
                             7201 WISCONSIN AVENUE,
                               BETHESDA, MD 20814
                                 (301) 215-7777
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                  GARY J. SIMON
                            HUGHES HUBBARD & REED LLP
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004
                          TELEPHONE NO.: (212) 837-6000
                         TELECOPIER NO.: (212) 422-4726

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                           CHINDEX INTERNATIONAL, INC.

                        1,890,000 SHARES OF COMMON STOCK
               WARRANTS TO PURCHASE 390,000 SHARES OF COMMON STOCK

                                  -------------

         The selling security holders of Chindex International, Inc. listed beginning on page 47 of this prospectus, may offer for sale:

         o 1,500,000 shares of our common stock issued to them by us in a private placement;

         o warrants to purchase 390,000 shares of our common stock issued to them in the same private placement; and

         o 390,000 shares of our common stock issuable to them upon exercise of the warrants.

         This prospectus also covers our issuance to bona fide transferees of the selling security holders (but not to the selling security holders themselves) of the 390,000 shares of our common stock issuable upon exercise of the warrants. The warrants may be exercised at any time before April 1, 2009 at an initial exercise price of $12.00 per share, subject to adjustments for antidilution purposes.

         A description of our common stock and the warrants appears under "Description of Securities" and a description of the manner of offering of the securities appears under "Plan of Distribution."


         Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "CHDX." On July 27, 2004, the last reported sale price of a share of our common stock on the Nasdaq SmallCap Market was $7.04.


                                  -------------

         AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------


                                 July 30, 2004

                                TABLE OF CONTENTS

                                                   Page

Prospectus Summary...................................3
Risk Factors.........................................7
Forward-Looking Statements..........................20
Use of Proceeds.....................................21
Market For Common Stock.............................21
Dividend Policy.....................................21
Selected Consolidated Financial Data................22
Management's Discussion and Analysis of
Financial Condition and Results of Operations.......24
Business............................................37
Management..........................................48
Principal Stockholders..............................53
Selling Security Holders............................55
Description of Capital Stock........................57
Shares Eligible For Future Sale.....................61
Plan of Distribution................................62
Validity of the Common Stock........................64
Experts.............................................64
Where You Can Find Additional Information...........64
Index To Consolidated Financial Statements.........F-1

         As used in this prospectus, references to "Chindex," "we," "us" and "our" refer to Chindex International, Inc. and subsidiaries, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and notes thereto, appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this prospectus.

                                    OVERVIEW

         Chindex, founded in 1981, is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. Revenues are generated from the sale of healthcare equipment and products and the provision of healthcare services. We operate in three segments:

         o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation to China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. We believe, based on our knowledge and experience in the Chinese healthcare system, that we are the largest independent U.S. distributor of healthcare equipment in China. For the fiscal year ended March 31, 2004, the Medical Capital Equipment Division accounted for 38% of our revenues.

         o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the fiscal year ended March 31, 2004, the Healthcare Products Distribution Division accounted for 44% of our revenues.

         o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics is scheduled to open in mid-2004. In 2002, we opened our first satellite clinic associated with Beijing United in Shunyi County outside of Beijing. For the fiscal year ended March 31, 2004, the Healthcare Services Division accounted for 18% of our revenues.

         As of March 31, 2004, we had 759 full-time employees worldwide, 744 of whom resided in China and Hong Kong. In China and Hong Kong, we operate two representative offices and four subsidiary companies. We participate in four joint ventures. We also have three subsidiaries in the Republic of Mauritius and one in the British Virgin Islands, which were established in 2001 as part of a tax restructuring plan. In addition we have a subsidiary in Germany in order to facilitate our participation in German Government-funded loan programs for the sale in China of medical equipment.

                             ISSUANCE OF SECURITIES

         As of March 29, 2004, we entered into a securities purchase agreement with a limited number of accredited investors pursuant to which we agreed to issue and the investors agreed to purchase at a price of $9.00 per share 1,500,000 shares of our common stock, together with warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $12.00 per share, for an aggregate purchase price of $13,500,000. We sometimes refer to this financing as the "financing." The net proceeds to us from the financing, after deducting expenses of the financing including placement agent fees, were approximately $12,300,000. In connection with the financings, we also agreed to issue the placement agent five-year warrants to purchase 90,000 shares of our common stock at an exercise price of $12.00 per share. On March 31 and April 1, 2004, the initial closings of the financing occurred at which a total of 600,000 shares of our common stock together with warrants to purchase 120,000 shares of our common stock were issued to the investors. In connection with the initial closings, the placement agent was issued warrants to purchase 36,000 shares of our common stock. The final closing of the financing took place on May 5, 2004 at which the remaining 900,000 shares of common stock together with the remaining warrants to purchase 180,000 shares of our common stock were issued to the investors. In connection with the final closing, the placement agent was issued the remaining warrants to purchase 54,000 shares of our common stock. Pursuant to the securities purchase agreement, each investor irrevocably subscribed for and agreed to purchase the initial securities and the remaining securities, subject only to, in addition to the delivery of customary closing documentation, the completion of stockholder consent to the financing in accordance with the rules of the Nasdaq SmallCap Market as described below.

         The Nasdaq SmallCap Market, where our common stock is traded, prohibits us from issuing shares of our common stock in an amount greater than 20% of our outstanding common stock, if the purchase price per share in such issuance is less than the greater of book or market value of our common stock, without obtaining stockholder approval. Since the issuance of the shares was at such a lesser price, at the initial closings of the financing only a portion of the common stock and warrants (600,000 shares of common stock and warrants to purchase 120,000 shares of common stock for aggregate gross proceeds of $5,400,000) were issued to the investors. The remaining shares and warrants were issued to the investors at a final closing, which occurred on May 5, 2004, more than 20 days after we mailed an information statement to our stockholders relating to stockholder approval that had been obtained by written consent.


                                    * * * * *

         Our principal executive offices are located at 7201 Wisconsin Avenue, Bethesda, MD 20814, and our telephone number is (301) 215-7777. Our internet address is www.chindex.com. Information on our web site is not part of this prospectus.

                                  THE OFFERING

Securities offered by the selling security holders.............    1,500,000 shares of common stock; and 390,000
                                                                   shares of common stock issuable upon exercise of
                                                                   warrants(1).

                                                                   The 1,500,000 shares of common stock were sold in
                                                                   a private placement to the selling security
                                                                   holders, who may then resell them by delivering
                                                                   this prospectus. The warrants to purchase 390,000
                                                                   shares of common stock were also included in the
                                                                   same private placement. The holders of those
                                                                   warrants may also resell the shares of common
                                                                   stock issuable upon exercise of those warrants by
                                                                   delivering this prospectus.

                                                                   This prospectus and the registration statement of
                                                                   which this prospectus is a part also covers the
                                                                   resale of the warrants by the selling security
                                                                   holders and the issuance by us of 390,000 shares
                                                                   of common stock issuable upon exercise of the
                                                                   warrants to bona fide transferees of the selling
                                                                   security holders.

Common stock outstanding as of the date of this prospectus.....    4,543,152 shares of common stock(2)

Class B common stock outstanding as of the date of this
prospectus.....................................................    775,000 shares of Class B common stock.

                                                                   Our common stock and our Class B common stock
                                                                   vote together on all matters brought to a vote of
                                                                   stockholders. Each share of our common stock is
                                                                   entitled to one vote per share and each share of
                                                                   our Class B common stock is entitled to six votes
                                                                   per share.

Common stock issuable upon the exercise of warrants outstanding
as of the date of this prospectus:.............................    390,000 shares of common stock(1)

Common stock issuable upon the exercise of options outstanding
as of the date of this prospectus:.............................    1,255,600 shares of common stock

Nasdaq symbol..................................................    "CHDX"

--------
1 Consists of (i) warrants to investors to purchase 300,000 shares and (ii) warrants to the placement agent to purchase 90,000 shares.

2 Includes the outstanding 1,500,000 shares of common stock covered by this prospectus.

Use of proceeds................................................    The selling security holders will receive all of
                                                                   the proceeds from the sale of the shares of our
                                                                   common stock and we will not receive any such
                                                                   proceeds. We received $13,500,000 of gross
                                                                   proceeds from the issuance of the shares and
                                                                   warrants in the private placement. The foregoing
                                                                   assumes no exercise of the warrants. The net
                                                                   proceeds from the private placement are being used
                                                                   for capital expenditures, repayment of
                                                                   approximately $3.6 million of outstanding debt and
                                                                   for working capital and general corporate
                                                                   purposes. See "Use of Proceeds."

Risk factors...................................................    The securities offered under this prospectus
                                                                   involve a high degree of risk. You should
                                                                   carefully consider the factors beginning on page
                                                                   7.

                                  RISK FACTORS

         You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks actually materialize, our business, financial condition or results of operations could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

              RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

IF WE FAIL TO MANAGE OUR GROWTH OR MAINTAIN ADEQUATE INTERNAL ACCOUNTING, DISCLOSURE AND OTHER CONTROLS, WE WOULD LOSE THE ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY AND/OR EXPERIENCE ERRORS OR INFORMATION LAPSES AFFECTING PUBLIC REPORTING.

         We have expanded our operations rapidly in recent years, and we continue to explore ways to extend our product and service offerings. Our growth has placed and may continue to place a strain on our management systems, information systems, resources and internal controls. Our ability to successfully distribute products and offer services requires adequate information systems and resources, and oversight from senior management. We will need to modify and improve our financial and managerial controls, reporting systems and procedures, and other internal control and compliance procedures as we continue to grow and expand our business. If we are unable to manage our growth and improve our controls, systems and procedures, they would be ineffective, we would be unable to operate efficiently and we would lose the ability to manage many other aspects of our business effectively and/or experience errors or information lapses affecting public reporting. Examples of such strain, errors and the continuing improvements required in our systems in connection with our growth and new standards for accounting controls are described below.

         Effective March 2, 2004, we amended our Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q to correct certain mathematical errors, principally relating to an inadvertent failure to adjust the numbers of weighted average shares outstanding and corresponding amounts. Future errors could have an adverse effect on our financial reporting, affect the market for our common stock and/or lead to potential liability on our part.

         In early June 2004, in connection with the audit of our financial statements for fiscal 2004, our independent auditors informed us that heightened new standards suggest that they characterize three items as material weaknesses in our internal controls. The independent auditors have completed their work and nonetheless have rendered an unqualified report on our financial statements as contained elsewhere herein. Other than the three items described below, there have been no significant changes during the fourth quarter of fiscal 2004 in our internal controls or in other factors which could significantly affect internal controls since that evaluation.

         o First, our independent auditors initially were not able to test accounts receivable at Beijing United and the total postings could not be fully reconciled with the general ledger. This issue was found to be the result of a software writing problem in connection with an outsourced software upgrade to the systems at Beijing United. The software provider is remedying the system problem. The reconciliation of all postings with the general ledger was ultimately fully achieved and tested by measures outside of the system. We anticipate this matter to be resolved in time for our report on the first quarter of fiscal 2005.

         o Second, our independent auditors also informed us that our existing level of tax expertise appeared to be insufficient in the United States and China and that this was a material weakness. For example, in the United States, our tax benefit provision had to be recomputed at the close of the audit. The auditors in prior periods had assisted us in the complex computation of this number, but in light of heightened new standards the auditors have notified us that they will no longer do so. Accordingly, we have decided to retain additional outside tax expertise as well as add personnel to our U.S. finance department. The auditors also expressed the view that our level of tax expertise in China needed to be increased. We already have added qualified tax staff in China. We expect to have our tax expertise fully upgraded in time for our report on the first quarter of fiscal 2005.

         o Third, our independent auditors indicated the need for procedures to improve the financial statement close process. We have already begun to supplement our resources in this regard by increasing staff in the process and further formalizing the closing process, among other improvements. We expect that these procedures will be implemented in time for our report on the first quarter of fiscal 2005.

         The implementation of the initiatives described above are among our highest priorities. Our Board of Directors, in coordination with our Audit Committee, will continually assess the progress and sufficiency of these initiatives and make adjustments, if necessary. We believe that our plans, when completed, will eliminate the weaknesses in internal accounting control as described above. Nonetheless, a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues have been detected. If we are not successful in eliminating weaknesses in internal controls, then we will lose the ability to manage our business effectively.

IF WE LOST THE SERVICES OF OUR KEY PERSONNEL, THEN OUR LEADERSHIP, EXPERTISE, EXPERIENCE, BUSINESS RELATIONSHIPS, STRATEGIC AND OPERATING PLANNING AND OTHER IMPORTANT BUSINESS ATTRIBUTES WOULD BE DIMINISHED.

         Our success to a large extent depends upon the continued services of certain executive officers, particularly Roberta Lipson, the chairperson of our board of directors, chief executive officer and president and Elyse Beth Silverberg, our executive vice president and secretary. We have entered into an employment agreement with Ms. Lipson that contains non-competition, non-solicitation and confidentiality provisions, and we maintain key-person life insurance coverage in the amount of $2,000,000 on the life of Ms. Lipson. Ms. Silverberg is subject to an employment agreement that contains non-competition, non-solicitation and provisions, but we do not maintain an insurance policy on her life. The loss of service of any of our key employees could diminish our leadership, expertise, experience, business relationships, strategic and operating planning and other important business attributes, thus materially harming our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INFLATION OR FOREIGN CURRENCY FLUCTUATION.

         Since we receive more than 60% of our revenues in local Chinese currency (with the remainder in U.S. dollars), we have foreign currency risk. Contracts denominated in U.S. dollars, where the goods are purchased in U.S. dollars, would not be subject to foreign currency risk. In the event of a decline in the value of the U.S. dollar, however, goods that are purchased by us in U.S. dollars and resold in Chinese Renminbi would become more competitive in the Chinese market, which would allow us to either reduce prices and increase quantities or maintain prices at a higher gross profit margin. Similarly, changes in the valuation of the Chinese Renminbi or Hong Kong dollar may have an impact on our results of operations in the future. Our subsidiaries, Chindex Tianjin, Chindex Shanghai and Beijing United, sell products and services in Renminbi. We have also purchased and will continue to purchase some products in Western currencies other than U.S. dollars and have sold and will continue to sell such products in China for U.S. dollars. To the extent that the value of the U.S. dollar declines against such Western currencies, we could experience a negative impact on profitability. We anticipate hedging transactions wherever possible to minimize the impact from exposure to foreign currency exchange fluctuations. We have limited hedging experience and there can be no assurance that such strategies will be successful in eliminating or reducing our risk. Currently there are no such hedges.

     As part of our risk management program, we also perform sensitivity analyses to assess potential changes in revenue, operating results, cash flows and financial position relating to hypothetical movements in currency exchange rates. Our sensitivity analysis of changes in the fair value of the Renminbi to the U.S. Dollar at March 31, 2004, indicated that if the U.S. Dollar uniformly increased in value by 10% relative to the Renminbi, then we would experience a 6% smaller loss. Conversely, a 10% increase in the value of the Renminbi relative to the U.S. Dollar at March 31, 2004 would have resulted in a 7% additional loss.

     RISKS RELATING TO OUR MEDICAL CAPITAL EQUIPMENT AND HEALTHCARE PRODUCTS
                             DISTRIBUTION DIVISIONS

WE DEPEND ON OUR RELATIONS WITH SUPPLIERS AND WOULD BE ADVERSELY AFFECTED BY THE TERMINATION OF ARRANGEMENTS WITH, OR SHORTAGE OR LOSS OF ANY SIGNIFICANT PRODUCT LINE FROM, THEM.

         We rely on a limited number of suppliers that account for a significant portion of our revenues. During the fiscal year ended March 31, 2004, Siemens, Guidant, L'Oreal and Becton-Dickenson represented 17%, 14%, 12% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. During the twelve months ended December 31, 2002, Siemens, Becton-Dickenson and L'Oreal represented 16%, 16% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. During the twelve months ended December 31, 2001, Siemens, Becton-Dickenson and Tyco represented 17%, 9% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. Although a substantial number of our relationships with our capital equipment suppliers are pursuant to exclusive contracts, including Siemens (but not the other suppliers named above), with which we have a 5-year contract terminable for failure to meet sale objectives, the relationships are based substantially on mutual satisfaction in addition to the terms of the contractual arrangements. Our agreement with Siemens expires on September 25, 2006. Our agreement with Guidant expires on January 1, 2005. Our agreement with L'Oreal expires on Dec. 31, 2004 and automatically renews for successive one year periods unless notice is given by either party of an intent to allow the agreement to expire. Our agreement with Tyco renews annually effective July 1 unless either party provides notice of intent to let it expire. Our agreement with Becton-Dickenson expires on Dec. 31, 2004 and renews automatically for successive one year periods unless either party provides notice of an intent to let it expire. None of these agreements contains short-term cancellation provisions, except typical provisions allowing cancellation for breach of contract, bankruptcy, change of ownership, etc. Certain of our contracts with our other suppliers contain short-term cancellation provisions permitting the contracts to be terminated on short notice (from 30 days to six months), minimum sales quantity requirements or targets and provisions triggering termination upon the occurrence of certain events. From time to time, we and/or our suppliers terminate or revise their respective distribution arrangements. We are currently in negotiations with one of our large suppliers. There can be no assurance that cancellations of or other material adverse effects on our contracts will not occur. As an example of the foregoing risk, as previously disclosed, one significant client, Becton-Dickenson, of our healthcare products distribution business has recently established a subsidiary in China that will perform logistically services previously performed by that division. In that example, we did not have a binding contractual arrangement limiting Becton-Dickenson's decision to internalize rather than outsource to us those services. There can be no assurance that our suppliers will not elect to change their method of distribution into the Chinese marketplace to a form that does not use our services.

TIMING OF REVENUES AND FLUCTUATIONS IN FINANCIAL PERFORMANCE VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND ARE NOT NECESSARILY INDICATIVE OF OUR PERFORMANCE OVER LONGER PERIODS.

         The timing of our revenues is affected by several significant factors. Many end-users of the capital equipment that we sell depend to a certain extent upon the availability of funds in the budgeting processes of the Chinese government and the availability of credit from the Chinese banking system and otherwise. These processes and the availability of credit fluctuate in amounts and timing because they are based on policy determinations by the Chinese government and the discretion of financial institutions. Further, in light of the dependence by purchasers on the availability of credit, the timing of sales may depend upon the timing of our or our purchasers' abilities to arrange for credit sources. A relatively limited number of orders and shipments of capital equipment may constitute a meaningful percentage of our revenues in any one period. Correspondingly, a relatively small reduction in the number of orders can have a material impact on our revenues in any one quarter or year. In addition, because we recognize revenues and expenses relating to certain contracts as products are shipped, the timing of shipments affects our operating results for a particular period. As a result, our operating results have varied and are expected to continue to vary significantly from quarter to quarter and our results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.

WE HAVE NOT BEEN ABLE TO OBTAIN IN EVERY YEAR FINANCINGS, FROM THIRD PARTY BANKS OR GOVERNMENTS, FOR OUR CUSTOMERS AND FUTURE PERIODIC FINANCINGS OBTAINED FOR OUR CUSTOMERS CANNOT BE ASSURED; THEIR IMPACT ON A FISCAL PERIOD MAY BE MORE CONCENTRATED THAN THE RELATED PROCUREMENT PERIOD; THE ABSENCE OF THESE FINANCINGS RESULTS IN LOWER SALES.

         Although none were obtained during the fiscal year ended March 31, 2004, periodic financings obtained for customers have had a positive impact on our results of operations during the periods in which they are consummated, including the twelve months ended December 31, 2001 and 2002, and may not be indicative of future results. As an example of these financings, pursuant to three separate Export-Import Bank financing arrangements, we recognized approximately $8.4 million, $14.0 million and $11.6 million, respectively, in sales as a result of the shipments of capital equipment sold to end-users from 1995 to 2000. During the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and March 31, 2004, sales pursuant to these arrangements constituted approximately 9%, 32%, 21%, 7%, 12%, and 0%, respectively, of our total sales. Arrangements for the first of these financings began in mid-1993 and revenues from that first financing were recognized in 1996; arrangements for the second of these financings began in early 1998 and $2.0 million of revenues from that second financing were recognized in 1998 and the balance was recognized in 1999; and arrangements for the third of these financings began in late 1998 and $9.4 million of revenues from that third financing were recognized in 2000 and the balance was recognized in 2001. These sales and financings had been arranged over a long period of time, prior to our recognition of the revenue for them. As a result of the financings, we recognized relatively substantial sales during relatively short periods. Accordingly, our results of operations for the respective fiscal quarters during which the sales were reflected were significantly and positively impacted by the timing of the payments from the financing and were not necessarily indicative of our results of operations for any other quarter or fiscal year.

         We have not facilitated any further Export-Import Bank financing commitments, and there can be no assurance that any such commitments will be obtained by us for our customers in the future. Our results of operations during the fiscal year ended 2004 did not include the impact of any financings. The continuing absence of financings would continue to have an adverse impact on our sales volume. In addition, the relevant agencies of the Chinese and U.S. governments have delayed negotiations with the Export-Import Bank on a new framework for government-supported loan programs, effectively postponing any such loan programs until what we believe will be no earlier than late this calendar year. This framework is a government-to-government document setting forth the terms under which government-supported financings would be provided from the U.S. and would be implemented in China. Until the framework is in place, new financing arrangements are not being approved by the Chinese government. Consequently, potential hospital customers interested in using this type of financing to purchase U.S.-sourced equipment from us must await such approval. There can be no assurance that such approval will be obtained during 2004 or any time thereafter or that a new framework for government-supported loan programs will be established by the end of this calendar year, if at all.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS, AND IN THE FUTURE WE MAY NOT BE ABLE TO OBTAIN INSURANCE AGAINST THESE CLAIMS AT A REASONABLE COST OR AT ALL.

         The nature of our business exposes us to potential product liability risks, which are inherent in the distribution of medical equipment and healthcare products. We may not be able to avoid product liability exposure, since third parties develop and manufacture our equipment and products. If a product liability claim is successfully brought against us or any of these third party manufacturers, or if a significant product recall occurs, then we would experience adverse consequences to our reputation, we might be required to pay damages, our insurance, legal and other expenses would increase, we might lose customers and/or suppliers and there may be other adverse results.

         We do not maintain product liability insurance, but we do request that we be named as an "additional insured" on policies held by our manufacturers. There can be no assurance that one or more liability claims will not exceed the coverage limits of any of such policies. We currently represent approximately 19 manufacturers and currently are named as an additional insured on seven of 12 of those manufacturers that we have approached in this regard. Since most products handled by us do not involve invasive measures, they do not represent a significant risk from product liability. Guidant is one of the manufacturers with respect to which we have been added as an additional insured, however, since the stents manufactured by it and sold by us are inserted in the body.

         If we or our manufacturers fail to comply with regulatory laws and regulations, we or such manufacturers may be subject to enforcement actions, which could affect their ability to develop, market and sell products successfully. This could harm our reputation and lead to less acceptance of such products by the market. These enforcement actions may include:

         o    product seizures;

         o    voluntary or mandatory recalls;

         o    voluntary or mandatory patient or physician notification; and

         o    restrictions on or prohibitions against marketing the products.

         WE FACE COMPETITION THAT MAY ADVERSELY IMPACT US, WHICH IMPACT MAY BE INCREASED AS A RESULT OF CHINA'S INCLUSION IN THE WORLD TRADE ORGANIZATION.

         We compete with other independent distributors of capital equipment in China. Given the rapid pace of technological advancement, particularly in the medical products field, other independent distributors may introduce products into our markets that compete directly with our sales. In addition to other independent distributors, we face significant competition from direct distributors of established manufacturers. In the medical products field, for example, we compete with certain major manufacturers that maintain their own direct sales forces in China. In addition, to the extent that certain manufacturers market under one brand name a wide variety of products in China to different market sectors (including non-medical), those manufacturers may be better able than we are to establish brand name recognition across industry lines.

         As a result of China becoming a member of the World Trade Organization, or WTO, import restrictions on medical equipment are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign medical equipment and therefore lead to increased competition in the domestic medical equipment markets. Similarly, reduced import restrictions and/or lower tariffs on medical equipment may affect the competition in the end-use markets of our customers and indirectly affect our sales to such customers. There can be no assurance that we will be able to compete effectively with such manufacturers and distributors.

IF WE ARE NOT ABLE TO HIRE AND RETAIN QUALIFIED SALES REPRESENTATIVES AND SERVICE SPECIALISTS, THEN OUR MARKETING COMPETITIVENESS, SELLING CAPABILITIES AND RELATED GROWTH EFFORTS WILL BE IMPAIRED.

         We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has depended on hiring and developing new sales representatives. Due to the relationships developed between our sales representatives and our customers, upon the departure of a sales representative we face the risk of losing the representative's customers, especially if the representative were to act as a representative of our competitors. In addition, the imaging equipment market and other high-technology medical equipment markets rely on the hiring and retention of skilled service specialists to maintain such equipment. There may be a shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability on our part to hire or retain such skilled specialists could limit our ability to expand into markets and then our marketing competitiveness, selling capabilities and related growth efforts will be impaired.

WE MUST MAINTAIN A SIGNIFICANT INVESTMENT IN INVENTORY, WHICH IS COSTLY AND, IF NOT PROPERLY MANAGED, WOULD RESULT IN AN INABILITY TO PROVIDE TIMELY MARKETING AND DELIVERY AND COULD RESULT IN FINANCIAL OR OPERATING IMBALANCES AND PROBLEMS WITH LIQUIDITY AND CAPITAL RESOURCES.

         In order to provide prompt and complete service to our customers, we maintain a significant investment in healthcare product inventory. Although we closely monitor our inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not result in an inability to provide timely marketing and delivery and could result in financial or operating imbalances and problems with liquidity and capital resources.

IF WE DO NOT MAINTAIN GOOD RELATIONS WITH FOREIGN TRADE CORPORATIONS, OUR ABILITY TO IMPORT PRODUCTS MAY BE ADVERSELY AFFECTED.

         In the sale of our medical capital equipment into China, we must make most of our sales through foreign trade corporations, or FTCs. Although purchasing decisions are made by the end-users, which may be individuals or groups having the required approvals from their administrative organizations and which are obligated to pay the applicable purchase prices, we enter into a formal purchase contract with only the FTCs. The FTCs make purchases on behalf of the end-users and are legally authorized by the Chinese government to conduct import business. These organizations are chartered and regulated by the government and are formed to facilitate foreign trade. We market our products directly to end-users, but in consummating sales we also must interact with the particular FTCs representing the end-users. By virtue of our direct contractual relationship with the FTC, rather than the end-user, we are to some extent dependent upon the continuing existence of and contractual compliance by the FTCs until the particular transaction has been completed.

OUR DEPENDENCE ON SUB-DISTRIBUTORS AND DEALERS COULD BE DETRIMENTAL TO OUR FINANCIAL CONDITION IF THOSE SUB-DISTRIBUTORS OR DEALERS DO NOT SELL OUR PRODUCTS.

         In the sale of our medical capital equipment, medical consumables and low-priced instrumentation, we plan to increase sales to independent sub-distributors and dealers, who in turn sell to end users. If the efforts of such sub-distributors and dealers prove unsuccessful, if such sub-distributors and dealers abandon or limit their sales of our products, or if such sub-distributors and dealers encounter serious financial difficulties, our results of operations and financial condition could be adversely affected. Sub-distributors and dealers generally purchase from us to fill specific orders from their customers. As a result, there can be no assurance that sub-distributors and dealers will continue to purchase our products. Further, such sub-distributors and dealers generally are not exclusive to us and are free to sell, and do sell, competing products.

               RISKS RELATING TO THE HEALTHCARE SERVICES DIVISION

IF COMPLETION AND OPENING OF SHANGHAI UNITED FAMILY HOSPITAL IS FURTHER DELAYED, THEN WE WILL CONTINUE TO EXPERIENCE EXPENSE WITHOUT ANY OFFSETTING REVENUE.

         Our ability to complete construction of our Shanghai United Family Hospital has already been delayed, principally due to the SARS epidemic, and additional delays are possible. For example, additional delays could be caused by design, engineering or construction problems, or by regulatory actions of the Chinese government. Delays could also be caused by a lack of availability of financing. Such delays would cause us to incur additional expenses for the project and would delay the receipt of revenue from the hospital. As an example of the impact of delay in the completion and opening of our Shanghai United Family Hospital, that completion and opening was originally scheduled for the fall of 2003 and is now expected in the fall of 2004. Consequently, during the fiscal year ended March 31, 2004, we incurred operating expenses for the hospital in the amount of $785,000, which we were unable to offset against any revenue from the hospital.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PHYSICIANS OR OTHER HOSPITAL PERSONNEL, OUR HOSPITAL OPERATIONS WOULD BE ADVERSELY AFFECTED.

         Our success in operating our hospitals and clinics will be, in part, dependent upon the number and quality of physicians on the medical staffs of these hospitals and our ability to maintain good relations with our physicians. As we offer International-standard medicine at our hospitals and clinics, we are further dependent on attracting a limited number of qualified Western medical professionals, not all of whom have long term relationships with China. Physicians may terminate their affiliation with our hospitals at any time. If we are unable to successfully maintain good relationships with physicians, our results of operations may be adversely affected. In addition, the failure to recruit and retain qualified management, nurses and other medical support personnel, or to control labor costs, could have an adverse effect on our business and results of operations.

OUR BUSINESS IS HEAVILY REGULATED AND FAILURE TO COMPLY WITH THOSE REGULATIONS COULD RESULT IN PENALTIES, LOSS OF LICENSURE, ADDITIONAL COMPLIANCE COSTS OR OTHER ADVERSE CONSEQUENCES.

         Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the relationships among hospitals and their affiliated providers; the ownership of facilities; the addition of facilities and services; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially adversely affect our business and results of operations in the event we do not comply or if the cost of compliance is expensive. The above list of certain regulated areas is not exhaustive and it is not possible to anticipate the exact nature of future healthcare legislative reform in China. Depending on the priorities determined by the Chinese Ministry of Health, the political climate at any given time, the continued development of the Chinese healthcare system and many other factors, future legislative reforms may be highly diverse, including stringent infection control policies, improved rural healthcare facilities, increased regulation of the distribution of pharmaceuticals and numerous other policy matters. Consequently, the implications of these future reforms could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY THE HIGH COST OF MALPRACTICE INSURANCE OF PHYSICIANS WHO PRACTICE.

         In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

WE DEPEND ON INFORMATION SYSTEMS, WHICH IF NOT IMPLEMENTED AND MAINTAINED COULD ADVERSELY AFFECT OUR OPERATIONS.

         Our healthcare services business is dependent on effective information systems that assist us in, among other things, monitoring utilization and other cost factors, supporting our healthcare management techniques, processing billing and providing data to regulators. If we experience a reduction in the performance, reliability or availability of our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.

         Our information systems and applications require continual maintenance, upgrading and enhancement to meet operational needs. Moreover, the proposed expansion of facilities and similar activities require transitions to or from, and the integration of, various information systems. We regularly upgrade and expand our information systems capabilities and currently are in the process of rolling out, for expected completion in six to nine months, new clinical and financial reporting systems throughout our healthcare services operations, which roll-out and other proposed system-wide improvements in information systems are expected to require significant capital expenditures. The total cost of the new reporting systems through completion is expected to be approximately $375,000, with an additional approximately $730,000, not including implementation of additional modules to be determined, to be incurred over the next 18 months. If we experience difficulties with the transition to or from information systems or are unable to properly implement, finance, maintain or expand our systems, we could suffer, among other things, from operational disruptions, which could adversely affect our prospects or results of operations.

         In addition, during the current fiscal year, we expect to spend approximately $50,000 to $60,000 per quarter in connection with maintaining and upgrading our data processing system. Although we have not experienced any significant failures of our system, in connection with the recent audit of our financial statements for fiscal 2004 our independent auditors initially were not able to test accounts receivable of Beijing United as a result of a software writing problem in connection with an outsourced software upgrade. See "- If we fail to manage our growth . . . public reporting."

OUR OPERATIONS FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Beijing United competes with a large number and variety of health care facilities in Beijing. There are numerous Chinese hospitals available to the general populace in Beijing, as well as international clinics serving the expatriate business and diplomatic community. Although we believe that existing international clinics do not currently provide competitive, specialized International-standard services, there can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive edge. Further, there can be no assurance that a qualified Western or other health care organization, with greater resources than we have in the provision or management of health care services, will not decide to engage in operations similar to those to be conducted by Beijing United. The same risks will apply to Shanghai United and any other of our facilities upon the commencement of operations in Shanghai or other respective locations.

               RISKS RELATING TO DOING BUSINESS IN MAINLAND CHINA

         Substantially all of our assets are located in mainland China, and substantially all of our revenue is derived from our operations in mainland China. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in mainland China. The economic system of mainland China differs from the economics of most developed countries in many respects, including government investment, the level of development, control of capital investment, control of foreign exchange and allocation of resources.

THE ECONOMIC POLICIES OF THE CHINESE GOVERNMENT AND ECONOMIC GROWTH OF MAINLAND CHINA COULD ADVERSELY AFFECT US.

         Since the late 1970s, the Chinese government has been reforming the Chinese economic system from a planned economy to a market-oriented economy. In recent years, the Chinese government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the Chinese economy and a higher level of management autonomy. These reforms have resulted in significant economic growth and social progress, but the growth has been uneven both geographically and among various sectors of the economy. Economic growth has also been accompanied by periods of high inflation. The Chinese government has implemented various policies from time to time to restrain the rate of such economic growth, control inflation and otherwise regulate economic expansion. In addition, the Chinese government has attempted to control inflation by controlling the prices of basic commodities. Although we believe that the economic reforms and macroeconomic policies and measures adopted by the Chinese government will continue to have a positive effect on economic development in mainland China, these policies and measures may, from time to time, be modified or reversed. Adverse changes in economic and social conditions in mainland China, in the policies of the Chinese government or in the laws and regulations in mainland China, could have a material adverse effect on the overall economic growth of mainland China and on infrastructure investment in mainland China. These developments could adversely affect our financial condition, results of operations and business, by, for example, reducing the demand for our products and/or services.

THE CHINESE LEGAL SYSTEM IS RELATIVELY NEW AND MAY NOT PROVIDE PROTECTIONS TO US OR OUR INVESTORS.

         The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, including corporate organization and governance, foreign investments, commerce, taxation and trade. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties, which may limit the legal protections available to foreign investors.

         The Chinese government recently underwent substantial reforms after the meeting of the National People's Congress in March 2003. The Chinese government has reiterated its policy of furthering reforms in the socialist market economy. No assurance can be given that these changes will not have an adverse effect on business conditions in China generally or on our business in particular.

THE CONVERSION OF RENMINBI INTO FOREIGN CURRENCY IS REGULATED, WHICH REGULATIONS COULD ADVERSELY AFFECT US.

         A significant portion of our revenues and operating expenses are denominated in Renminbi. Our revenues in Renminbi typically are converted into U.S. dollars and transferred to the United States for payment of invoices and as subsidiary dividends. The transmission of foreign currency out of China is subject to regulation by China's State Administration for Foreign Exchange, or SAFE. It is possible that SAFE could impose new or increase existing restrictions on such currency uses or otherwise impose exchange controls that adversely affect our practices. Adverse actions by SAFE also could affect our ability to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions.

THE SARS OUTBREAK COULD FURTHER ADVERSELY AFFECT OUR OPERATIONS.

         In March 2003, several countries, including China, experienced an outbreak of a new and highly contagious form of atypical pneumonia now commonly known as severe acute respiratory syndrome, or SARS. The severity of the outbreak in certain municipalities, such as Beijing, and provinces, such as Guangdong Province, materially affected general commercial activity. According to the World Health Organization, over 8,460 cases of SARS and more than 790 deaths had been reported in over 30 countries as of June 2003. Since the SARS epidemic in China has had conflicting impacts on our healthcare businesses, the extent of the adverse impact that any future SARS outbreak could have on the Chinese economy and on us cannot be predicted at this time. Any further SARS outbreak could significantly disrupt our ability to adequately staff our facilities and may generally disrupt operations. In particular, a large percentage of the expatriate community that uses our healthcare services left China during the height of the SARS epidemic and could be expected to do so again under similar circumstances. Although no one is able to predict the future impact of SARS, the Chinese government and the Chinese healthcare industry have taken measures to prepare in the event of another SARS outbreak. The Chinese government has indicated that any future outbreak would be contained and not present the same magnitude of social and economic disruption as experienced in the first outbreak. Although cases of SARS in China recently have been reported, no significant adverse impact has resulted from those cases. Nonetheless, any further outbreak could severely restrict the level of economic activity in affected areas, which could have a material adverse effect on us as previously experienced.

         We believe that, as a result of the SARS outbreak, the medical capital equipment division experienced delays of revenue of approximately $4 million during the fiscal year ended March 31, 2004. We further believe that these revenue delays, based on the division's gross profit margin of approximately 25%, represented delays of approximately $1 million of gross profit during the fiscal year, only slightly offset by certain expense reductions within the division during the period. We do not know whether we will be able to recover all or any of the sales that were delayed by the SARS outbreak.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD, OR EVEN NATIONALIZE, PRIVATE ENTERPRISE, WHICH COULD HARM OUR OPERATIONS.

         Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

         Although several tax reforms that may be favorable to us have materialized in 2004, the Chinese tax system is subject to substantial uncertainties in both interpretation and enforcement of the laws. In the past, following the Chinese government's program of privatizing many state owned enterprises, the Chinese government attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in other decisions or interpretations of the tax laws by the taxing authorities that increase our future tax liabilities or deny us expected refunds.

                    RISKS RELATED TO OUR CORPORATE STRUCTURE

CONTROL BY INSIDERS AND THEIR OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF COMMON STOCK, IMPEDE A CHANGE IN CONTROL AND IMPEDE MANAGEMENT REPLACEMENT.

         Certain of our present management stockholders own 775,000 shares of our Class B common stock, which vote as a single class with the common stock on all matters except as otherwise required by law. The Class B common stock and the common stock are identical on a share-for-share basis, except that the holders of Class B common stock have six votes per share on each matter considered by our stockholders. As of March 31, 2004, the outstanding Class B common stock represented approximately 14.6% of our outstanding capital stock and approximately 50.6% of total voting power and may be able to elect all of our directors. These management stockholders have sufficient voting power to determine, in general, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. The disproportionate vote afforded the Class B common stock could serve to impede or prevent a change of control. As a result, potential acquirers will be discouraged from seeking to acquire control through the purchase of common tock, which could have a depressive effect on the price of our securities. In addition, the effective control by these management stockholders could have the effect of preventing or frustrating attempts to influence, replace or remove management.

OUR UNISSUED PREFERRED STOCK COULD BE ISSUED TO IMPEDE A CHANGE IN CONTROL.

         Our certificate of incorporation authorizes the issuance of 500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK IS VOLATILE, AND INVESTORS IN THIS OFFERING COULD INCUR SUBSTANTIAL LOSSES.

         The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. During the last two years, the closing price of our common stock has ranged from a high of $24.00 to a low of $1.61, after giving effect to all prior stock splits. Future announcements concerning our competitors may have a significant impact on the market price of our common stock.

         Further, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock. Therefore, investors may not be able to sell their shares of common stock at or above the purchase price. The market price for our common stock may be influenced by many factors, including:

         o    regulatory, political, economic or legal developments in China;

         o    litigation;

         o    the departure of key personnel;

         o    future sales of our common stock;

         o    changes in the structure of healthcare payment systems;

         o    the public's perception of us; and

         o    general economic, industry and market conditions.

IF WE CONTINUE NOT TO PAY CASH DIVIDENDS TO OUR STOCKHOLDERS, THEN THEY WILL NOT DERIVE ANY SUCH BENEFIT DURING THEIR OWNERSHIP OF OUR STOCK.

         We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

THERE ARE MANY SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

         Sales of a substantial number of shares of common stock in the public market could depress the market price of our common stock. As of the date of this prospectus, we have 4,551,152 shares of common stock (including the 1,500,000 shares covered by this prospectus) and 775,000 shares of Class B common stock outstanding. Other than 76,092 shares of common stock owned by our executive officers and directors, all of the shares of common stock are freely tradable without restriction or further registration under the Securities Act of 1933; none of the shares of Class B common stock has been registered under that Act. In addition, as of the date of this prospectus, there are outstanding options to purchase up to 1,255,600 shares of common stock pursuant to our 1994 Stock Option Plan, which shares are covered by an effective registration statement, and warrants to purchase 390,000 shares of common stock, all of which are covered by this prospectus. No further options may be granted under the plan, which terminated effective April 27, 2004. We intend to submit a successor stock option plan of similar size for approval at our next annual meeting of stockholders. The shares of common stock owned by, or issuable pursuant to outstanding stock options to, executive officers and directors and shares that may be issued upon conversion of the Class B common stock (which are convertible on a one-for-one basis) are or may be "restricted securities" or "control securities" within the meaning of Rule 144 under that Act and are subject to the restrictions contained in that Rule. In addition, each of our executive officers and directors has agreed that, for a period of ninety days from the date of this prospectus, they will not offer, pledge, sell or contract to sell, directly or indirectly any shares of common without the consent of the placement agent in the financing.

                           FORWARD-LOOKING STATEMENTS

         You should not rely on forward-looking statements in this prospectus. This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology.

         Factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors."

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

         The selling security holders will receive all of the proceeds from the sale of the shares of our common stock, and we will not receive any such proceeds. We received gross proceeds of $13,500,000 from the issuance of the shares and warrants. The proceeds from the private placement are being used for capital expenditures, repayment of approximately $3.6 million of outstanding debt and for working capital and general corporate purposes.

                             MARKET FOR COMMON STOCK

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CHDX." The following table shows the high and low common stock closing bid prices as quoted on the Nasdaq SmallCap Market. Such quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing bid prices below have been adjusted to give effect to two two-for-one stock splits in the form of 100% stock dividends, the first of which was in September 2003 and the second of which was in January 2004, as well as an eleven-for-ten stock split in the form of a 10% stock dividend in July 2002.


                                                                                    HIGH                  LOW
                                                                                    ----                  ---
YEAR ENDED MARCH 31, 2003:
     First Quarter.....................................................           $  2.95               $  2.61
     Second Quarter....................................................              2.75                  1.70
     Third Quarter.....................................................              2.24                  1.61
     Fourth Quarter....................................................              2.01                  1.81
YEAR ENDED MARCH 31, 2004:
     First Quarter.....................................................              5.10                  2.12
     Second Quarter....................................................             11.10                  5.05
     Third Quarter.....................................................             17.92                  8.23
     Fourth Quarter ...................................................             24.00                  9.15
YEAR ENDING MARCH 31, 2005:
     First Quarter.....................................................             14.00                  9.05
     Second Quarter (through July 27, 2004)............................              9.40                  7.00

         As of July 27, 2004, there were 41 record holders of our common stock and six record owners of our Class B common stock.


                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data and other financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for the year ended December 31, 2000 and 1999 and the selected consolidated balance sheet data as of December 31, 2001, 2000 and 1999 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of operations data for our years ended March 31, 2004 and December 31, 2002 and 2001 and three-month period ended March 31, 2003 and the selected consolidated balance sheet data as of March 31, 2004 and December 31, 2002 were derived from our audited consolidated financial statements that appear elsewhere in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for those periods.

         You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                     YEAR ENDED     THREE MONTHS ENDED              YEAR ENDED DECEMBER 31,
                                     MARCH 31,          MARCH 31,         -------------------------------------------
                                        2004          2003        2002      2002         2001      2000        1999
                                     ----------     -------     -------   --------     --------   -------    --------
                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA                              (in thousands, except per share data)
Net sales.........................    $88,183       $21,849     $15,578    $70,617     $56,118    $45,064    $37,128
Percent increase over prior period         25%           40%         47%        26%         25%        21%        72%
(Loss) income from operations.....     (1,582)          222        (293)       133        (401)       152       (221)
Other (expenses) income...........       (111)          (66)        (12)      (126)        726        664        896
Net (loss) income before income
   taxes..........................     (1,923)          156        (305)        19         307        780        657
(Provision for) benefit from
   income taxes...................        (64)          (80)        113        240          77       (139)      (265)
Net (loss) income ................     (1,987)           76        (192)       259         384        641        392

Net (loss) income per share-basic.        (.53)         .02        (.05)       .07          .10       .17        .11
Net (loss) income per
   share-diluted..................        (.53)      .02           (.05)       .07          .10       .17        .11
Market closing price per share -
   end of period..................      10.09          2.00        2.78       1.86         3.18      1.53       3.77
Book value per share at end of
   period.........................       3.92          3.79        3.94       3.77         3.71      3.89       3.72
Cash dividends declared...........        .00           .00         .00        .00          .00       .00        .00

BALANCE SHEET DATA (AT END OF PERIOD):
Total assets......................    $47,851       $42,340     $32,859    $43,126     $33,369    $36,498    $24,384
Short term debt...................      5,668           696         702      1,946         200          0          0
Long term debt or vendor
   financing .....................        125         3,734           0      3,609           0          0         91
Total shareholders' equity........     17,198        14,044      13,497     13,968      13,611     13,235     12,587

                                     YEAR ENDED     THREE MONTHS ENDED                YEAR ENDED DECEMBER 31,
                                     MARCH 31,          MARCH 31,         -------------------------------------------
                                        2004          2003       2002       2002         2001      2000        1999
                                     ----------     -------     -------   --------     --------   -------    --------
                                                              (unaudited)
SEGMENT INFORMATION:
Medical Capital Equipment-sales...     $33,836     $7,716       $6,653     $28,708     $25,819
Medical Capital Equipment -gross
   margin percent.................          28%        32%          22%         27%         29%
Medical Capital Equipment
   -operations (loss) income......        (269)       521         (174)        198         439
Healthcare Products
   Distribution-sales.............      38,393     10,663        6,126      28,946      21,520
Healthcare Products
   Distribution-gross margin
   percent........................          13%        10%          12%         13%         13%
Healthcare Products
   Distribution-operating loss....        (641)      (121)        (161)       (601)     (1,316)
Healthcare Products-sales.........           *          *            *           *           *    $39,049    $33,182
Healthcare Products-gross margin
   percent........................           *          *            *           *           *         24%        25%
Healthcare Products-operating
   (loss) income..................           *          *            *           *           *        (66)       243
Healthcare Services-sales.........      15,954      3,470        2,799      12,963       8,779      6,015      3,946
Healthcare Services-operating
   (loss) income..................        (672)      (178)          42         536         476        218       (464)

-----------------
* We expanded to three segments in 2002 and restated 2001.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Chindex International, Inc., is a Delaware corporation with headquarters located in the Washington, D.C. metropolitan area. We were founded in 1981 and currently are an American provider of healthcare products and services to China, including Hong Kong. We operate in three business segments:

         o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation to China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. We believe, based on our knowledge and experience in the Chinese healthcare system, that we are the largest independent U.S. distributor of healthcare equipment in China. For the fiscal year ended March 31, 2004, the Medical Capital Equipment Division accounted for 38% of our revenue.

         o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the fiscal year ended March 31, 2004, the Healthcare Products Distribution Division accounted for 44% of our revenue.

         o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics
              (BJU) opened in 1997 and Shanghai United Family Hospital and Clinics (SHU) is scheduled to open in 2004. In 2002, we opened our first satellite clinic associated with BJU in Shunyi County outside of Beijing. For the fiscal year ended March 31, 2004, the Healthcare Services Division accounted for 18% of our revenue.

         Substantially all of our assets are located in China and substantially all our revenue is derived from our operations in China. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in China. The economic system in China differs from the economics of most developed countries in many respects, including government investment, level of development, control of capital investment, control of foreign exchange and allocation of resources.

         Our Medical Capital Equipment Division and Healthcare Products Distribution Divisions are subject to challenges and risks as a result of our dependence on our relations with suppliers of equipment and products. In addition, the timing of our revenue from the sale of medical capital equipment is affected by the availability of funds to customers in the budgeting processes of the Chinese government, the availability of credit from the Chinese banking system and otherwise. The timing of sales of such equipment may depend on the timing of our customers' ability to arrange for credit sources. Further, because we recognize revenue and expenses relating to certain contracts as such products are shipped, the timing of shipments, among other things, affects our operating results for a particular period. Consequently, our operating results have varied and are expected to continue to vary from period to period.

CRITICAL ACCOUNTING POLICIES

         The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.


         Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, receivables collectibility and income tax recognition of deferred tax items. In addition,
Note 1 to the Consolidated Financial Statements includes further discussion of our significant accounting policies.


REVENUE RECOGNITION

         Sales of equipment and consumables are recognized upon product shipment. We provide installation, warranty, and training services for certain of our capital equipment sales. These services are viewed as perfunctory to the overall arrangement and are not accounted for separately from the equipment sale. Cost associated with installation, after-sale servicing and warranty are not significant and are recognized in cost of sales as they are incurred. The estimated cost for training services is accrued upon shipment.

         Revenue related to services provided in our Healthcare Services segment is recognized in the period services are provided. Revenue includes an estimate of services at the end of the period for patients who have not completed service. Costs associated with such services are recognized in the period incurred.

RECEIVABLE COLLECTIBILITY

         We grant credit to some customers in the ordinary course of business. We evaluate collectibility of accounts receivable periodically and adjust our allowance for doubtful accounts accordingly. Bad Debts are experienced predominately in Healthcare Services business and to a lesser extent in Medical Capital Equipment business. We have experienced few losses in Healthcare Products Distribution business.

         We incurred bad debt expense of $777,000, $118,000 and $279,000 in the year ended March 31, 2004, three months ended March 31, 2003 and the year ended December 31, 2002, respectively. The increased loss experience in 2004 is the result of periodic review of accounts and resulted in an increase to the allowance for doubtful accounts from $883,000 at December 31, 2002 to $1,131,000 at March 31, 2004. For more information on our bad debt accounts, see "- Fiscal 2004 compared to twelve months ended December 31, 2002 - Healthcare Services Segment."

VALUATION ALLOWANCE OF DEFERRED TAX ASSETS

         Our operations are taxed in various jurisdictions including the United States and China. In certain jurisdictions individual subsidiaries are taxed separately. We have identified deferred tax assets resulting from cumulative temporary differences at each balance sheet date. A valuation allowance is provided for those deferred tax assets in which we are unable to conclude that it is more likely than not that the tax benefit will be realized.

         We released deferred tax valuation allowances totaling $660,000 and $232,000 in the years ended December 31, 2002 and 2001 based on assessments in those years that it was more likely than not that it would be able to use our U.S. federal net operating loss carryforwards. Certain of these benefits were realized in tax filings for the period ended March 2003. While losses were incurred in the U.S. in fiscal year 2004, our assessment, based on expected income in 2005 and 2006, is that it is more likely than not that a substantial portion of the deferred tax asset will be realized. These U.S. net operating loss carryforwards do not expire before 2014.

         We have provided substantial deferred tax valuation allowances for certain deferred tax assets related to various subsidiaries in China because it is not able to conclude that it is more likely than not that those assets will be realized.

FISCAL 2004 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2002

GENERAL

         Our revenue for fiscal 2004 was $88,183,000, up 25% from the twelve months ended December 31, 2002 revenue of $70,617,000. We experienced continued revenue growth in each of the three segments of the business, with revenue growth of 18% in the medical capital equipment segment, 33% in the healthcare products distribution segment, and 23% in the healthcare services segment, compared to the twelve months ended December 31, 2002. The growth in revenue in the medical capital equipment and healthcare products distribution segments was primarily a result of increased marketing and sales efforts and expense. The growth in revenue in the healthcare services segment was primarily a result of expanded services offered at Beijing United, including the addition of staff to support those services. Costs and expenses were $89,987,000 for fiscal 2004 as compared with costs and expenses of $70,522,000 for the twelve months ended December 31, 2002. We recorded a net loss of $1,987,000 for fiscal 2004, as compared to net income of $259,000 for the twelve months ended December 31, 2002. Each of our three segments experienced an operating loss in fiscal 2004. We believe that there are three principal reasons for the loss from operations for the fiscal year. First, the fiscal year was marked by the extraordinary experience of dealing with Severe Acute Respiratory Syndrome (SARS), which had a significant negative impact in a variety of ways on our business. Normal Beijing business activity came to a near standstill resulting in the delay of contract negotiations for the sale of medical capital equipment and hospital visits were far below our expectations as foreign residents in Beijing left the capital. Second, the lack of government-sponsored loan programs in the period also adversely impacted the volume of our sales. Third, we continued to incur operational expenses in connection with SHU, while the opening of that hospital was delayed due to a number of factors. Cost increases for the segments are discussed below. There were a number of increased costs at our parent level, including for an upgrade of our data systems in China and new offices in Beijing. The largest parent level increases, which have been allocated among the segments as described below, include increased payroll of $163,000, increased professional fees of $117,000, increased accounting and legal fees of $82,000, and increased rent of $136,000.

MEDICAL CAPITAL EQUIPMENT SEGMENT

         The medical capital equipment segment exports high quality Western medical capital equipment to the China market. In fiscal 2004, this segment had revenue of $33,836,000, an 18% increase over revenue of $28,708,000 in the twelve months ended December 31, 2002. Loss from operations was $269,000 in the recent fiscal year compared with income from operations of $198,000 in the twelve months ended December 31, 2002.

         Gross profit in fiscal 2004 increased to $9,427,000 from $7,822,000 in the twelve months ended December 31, 2002. Gross profit margin for the medical capital equipment segment for the recent fiscal year was 28% as compared to 27% in the prior period. Expenses for the medical capital equipment segment in fiscal 2004 increased to $9,697,000 from $7,624,000 in the twelve months ended December 31, 2002, and, as a percentage of revenue over the periods, increased to 29% from 27%. Payroll for the segment in fiscal 2004 increased by $864,000 over payroll in the twelve months ended December 31, 2002, and as a percentage of revenue was 11% compared to 10% for the twelve months ended December 31, 2002. The payroll increase was primarily due to increased sales personnel in connection with expanding the marketing of the segment's products. In addition, travel and entertainment expenses for the segment increased $428,000. Other costs increased $781,000 over the periods, primarily due to the segment's allocated portion of additional parent-level administrative expenses and higher costs for new customs fees related to parts purchases, promotion, meeting expenses and telephones.

HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

         The healthcare products distribution segment, consisting of medical consumables and personal healthcare products, had revenue growth of 33% to $38,393,000 fiscal 2004, as compared to revenue of $28,946,000 in the twelve months ended December 31, 2002. The segment had a loss from operations of $863,000 in the recent fiscal year, compared with a loss from operations of $601,000 in the twelve months ended December 31, 2002. We anticipate that revenue growth in this segment will be slower as several customers contemplate and effectuate direct sales and new products are subjected to an increasingly formalized Chinese regulatory process. For example, one significant client, Becton-Dickenson, has recently established a subsidiary in China that will perform the logistical services previously performed by our healthcare products distribution division. Another client, Guidant, is establishing a similar subsidiary in China. Both these principals have indicated their interest in Chindex continuing to perform value-added and higher margin distribution and marketing services for certain products and channels. This transition away from lower margin logistical services is consistent with the division's strategy of prioritizing higher margin business. With respect to delays in the Chinese regulatory process, the launch of new products is requiring longer lead times, due to the fact that China's regulatory environment is becoming more professional, bureaucratic and transparent, resulting in longer regulatory cycle time. During the regulatory approval process, some products that the division planned to launch encountered delays. The division's local currency sales of medical consumables and personal healthcare products are made from inventories maintained locally in China (see "Foreign Currency Exchange and Impact of Inflation") to a network of sub-dealers and pharmacies.

         Gross profit in fiscal 2004 rose to $4,788,000 from $3,856,000 in the twelve months ended December 31, 2002. Gross profit margin from the healthcare products distribution segment for the recent was the same, 13%, as for the twelve months ended December 31, 2002.

         Expenses for the healthcare products distribution segment in fiscal 2004 increased to $5,429,000 from $4,457,000 in the twelve months ended December 31, 2002, but decreased to 14% as a percentage of revenue as compared to 15% for the twelve months ended December 31, 2002. Payroll for the segment increased $281,000 primarily due to increased staff compensation. In addition, travel and entertainment expense for the segment was relatively unchanged while other costs increased $694,000, due primarily to the segment's allocated portion of additional parent-level administrative costs, increased other professional fees of $221,000 and $163,000 in promotion.

HEALTHCARE SERVICES SEGMENT

         The healthcare services segment consists of two Western style primary care hospitals, Beijing United Family Hospital and Clinics (BJU) and Shanghai United Family Hospital and Clinics (SHU), which continues to be under construction, as well as an affiliated satellite clinic in Beijing. For fiscal 2004, the revenue from this segment was $15,954,000, an increase of 23% over the twelve months ended December 31, 2002 revenue of $12,963,000. The segment had a loss from operations of $672,000 in the recent fiscal year, compared with income from operations of $536,000 for the twelve months ended December 31, 2002. During the recent fiscal year, the hospital was significantly negatively impacted by the SARS crisis in Beijing. Many of BJU's expatriate patients left the country and many others deferred visits during the April to August period. Healthcare services costs increased for fiscal 2004 to $16,626,000, a 34% increase over the twelve months ended December 31, 2002 costs of $12,427,000. This increase was due primarily to the costs associated with adding to BJU dermatology services and an intensive care unit plus $780,000 of operating expenses of the not yet open SHU facility. Payroll increased by $2,181,000 (payroll was 55% of revenue for fiscal 2004 and 50% for the twelve months ended December 31, 2002), with all other costs increasing a total of $2,027,000, including increases of $679,000 in bad debt accounts, $437,000 in other professional fees and $193,000 in depreciation. During fiscal 2004, in the process of the ongoing roll-out of our new clinical and financial reporting systems throughout this segment, we completed a review of all accounts receivable reflected on our predecessor systems. The increase in our bad debt accounts over periods is primarily based on our determinations in that review that certain patients and/or responsible parties had departed China or otherwise practically became unreachable. The roll-out of our new systems also impacted our allowance for doubtful accounts. In addition to our normal reviews, the review of all accounts in connection with the roll-out resulted in an increase in our allowance for doubtful accounts from $883,000 at December 31, 2002 to $1,130,000 at March 31, 2004. Our new systems are designed to better monitor our accounts receivable aging.

         The opening of SHU, originally scheduled for the fall of 2003, is now expected in the fall of 2004. The delay in opening the new hospital is due to a number of factors. During the SARS epidemic, travel between Beijing and Shanghai was very difficult and proved a major disruption in the schedule. After the SARS experience ended, we decided to reevaluate the SHU design in light of lessons learned during the epidemic. As a result of this reevaluation, a number of specific design changes were made, such as adding a fever clinic, changing the air conditioning system and increasing the number of rooms where negative pressure could be utilized.

LOSS ON EQUITY INVESTMENT

         We recorded an additional equity investment loss of $222,000 in fiscal year 2004, which represents our pro-rata share of additional capital for Natural Formula Asia (NFAL), a joint venture in which we have a 40% interest. The joint venture purchases various cosmetics made by Nesh, an Israeli cosmetics manufacturer, and sells such products into China through pharmacy channels developed by us. The investment represents an amount that the joint venture partners determined was required to provide additional working capital. Our investment is in the form of a loan to the joint venture. The loan, which was accrued but not yet executed as of March 31, 2004, bears interest at the rate of 5% commencing May 15, 2004, has no stated maturity date and may be prepaid. We reported a loss of $38,000 for this venture in the year ended December 31, 2002.

OTHER INCOME AND EXPENSES

         Interest expense on short-term debt of $5,668,000 and long term debt of $125,000 amounted to $249,000 whereas we had $54,000 the prior period. Over $2,900,000 of debt is for the development of SHU that is currently under construction (see "Liquidity and Capital Resources").

TAXES

         We recorded a $64,000 provision for taxes in fiscal 2004 as compared to a benefit from taxes of $240,000 for the twelve months ended December 31, 2002. Our deferred tax asset increased by $909,000. This tax computation is in accordance with current accounting standards but assumes a certain level of future profitability. We believe this properly recognizes the benefits we have achieved as a result of our tax restructuring and expect to utilize a substantial portion of the loss carry-forward benefit in fiscal years 2005 and 2006. We have provided a 100% valuation allowance on deferred tax benefits related to development expenses incurred at Shanghai United, since it has no operating history to support a conclusion that realization of the tax benefit is more likely than not.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002 (TRANSITION)

         Our revenue for the three months ended March 31, 2003 was $21,849,000, up 40% from the three months ended March 31, 2002 revenue of $15,578,000. We experienced continued growth in each of the three segments of the business, with revenue growth of 16% in the medical capital equipment segment, 74% in the healthcare products distribution segment, and 24% in the healthcare service segment, compared to the same period last year. We recorded net income of $76,000 for the three months ended March 31, 2003, as compared to a net loss of $192,000 for the three months ended March 31, 2002.

MEDICAL CAPITAL EQUIPMENT SEGMENT

         In the three months ended March 31, 2003, the medical capital equipment segment had revenue of $7,716,000, a 16% increase over revenue of $6,653,000 in the three months ended March 31, 2002. Income from operations was $521,000 in the recent period compared with a loss from operations of $174,000 in the prior period.

         Gross profit in the three months ended March 31, 2003 increased to $2,474,000 from $1,439,000 in the three months ended March 31, 2002. Gross profit margin for this segment for the recent period was 32% as compared to 22% in the prior period. The increase in gross profit margin is primarily attributable to two factors. First, we had made this a priority for our sales staff and instituted additional reporting and reviewed margin issues on a contract by contract basis. Accordingly, where a salesperson might previously have been inclined to accept an offer from a customer to purchase our equipment at a less than optimum margin, the salesperson knew that the contract would be reviewed critically once it was brought back to our senior review staff. This created an additional incentive for the salesperson to seek better pricing from the customer. Second, in the recent period there were no loan program sales, which typically are at a lower gross margin because we are not required to provide warranty service. Thus, in periods where there are loan program sales, such as the three months ended March 31, 2003, the average gross profit margin is often lower because of the inclusion of these lower-margin loan sales in the mix. Further, to the extent, as we intend, that in future periods a larger portion of sales are made through sub-dealers, which are local Chinese distributors, then our gross profit margin may be proportionately lower. Sub-dealers represent an additional layer in the distribution process and their compensation reduces our profit. They purchase our products and resell them to customer hospitals. We cannot yet quantify the impact such increase might have or the extent thereof and the related cost cannot as yet be determined.

         Expenses for the medical capital equipment segment in the three months ended March 31, 2003 increased to $1,937,000 from $1,609,000 in the three months ended March 31, 2002, and as a percentage of revenue over the periods increased to 25% from 24%. Salaries for the segment in the three months ended March 31, 2003 increased by $238,000 from the three months ended March 31, 2002, and as a percentage of revenue over the periods increased to 11% from 9%. The salary increase was primarily due to increased payroll benefits mandated by the Chinese government and increased commissions. In addition, travel and entertainment expenses for the segment decreased $11,000. Other costs increased $101,000 over the periods, primarily due to additional administrative expenses offset by lower costs for exhibitions.

HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

         The healthcare products distribution segment had revenue growth of 74% to $10,663,000 in the three months ended March 31, 2003, as compared to revenue of $6,126,000 in the three months ended

March 31, 2002. The segment had a loss from operations of $121,000 in the recent period, compared with a loss from operations of $161,000 in the prior period. The large revenue growth over the periods is attributed 26% to a temporary arrangement with an existing client to handle part of their product line that we had not previously handled and that we will not handle in the future. The remaining 48% increase in revenue was caused by growth across multiple product lines resulting from strong demand for healthcare and consumer products by our Chinese customers as well as our strong competitive position and management.

         Gross profit in the three months ended March 31, 2003 rose to $1,097,000 from $767,000 in the three months ended March 31, 2002. Gross profit margin from the healthcare products segment for the recent period was 10% as compared to 12% in the prior period. The decrease in gross profit is primarily attributable to the low margin non-recurring sale mentioned above.

         Expenses for the healthcare products distribution segment in the three months ended March 31, 2003 increased to $1,218,000 from $928,000 in the three months ended March 31, 2002, but decreased as a percentage of revenue over the periods to 11% from 15%. Payroll for the segment increased $151,000 primarily due to increased staff compensation. In addition, travel and entertainment expense for the segment increased $6,000 (but was flat at 1% of revenue for both periods) and other costs increased $134,000 due primarily to increased promotion expense and costs relating to facilities.

HEALTHCARE SERVICES SEGMENT

         For the three months ended March 31, 2003, the revenue from this segment was $3,470,000, an increase of 24% over the three months ended March 31, 2002 revenue of $2,799,000. The segment had a loss from operations of $178,000 in the recent period, compared with income from operations of $42,000 in the prior period. During the recent period, the hospital completed the $2.6 million expansion of its Beijing facility, which contributed to increased patient visits as well as increased inpatient stays over the periods. Total inpatient days in the hospital increased to 669 in the three months ended March 31, 2003 from 518 in the three months ended March 31, 2002, an increase of 29%. For outpatient clinic visits, total clinic visits increased to 13,152 in the three months ended March 31, 2003, from 12,200 for the three months ended March 31, 2003, an increase of 12%. Healthcare services costs increased 32% over the periods from $2,757,000 to $3,648,000. This increase was due primarily to the costs associated with expanded services offered. Payroll increased by $452,000 (payroll was 56% and 54% of revenue for the three months ended March 31, 2003 and 2002, respectively), with all other costs increasing $445,000, including increases of $186,000 in development expenses related to SHU, $90,000 in doubtful accounts reserve, $134,000 in professional fees and $90,000 in rent expense.

         OTHER INCOME AND EXPENSES

         Interest expense on short-term debt of $696,000 and long term debt of $3,734,000 amounted to $51,000 whereas we had little expense in the prior period. The long-term debt relates to the development of SHU that is currently under construction (see "-- Liquidity and Capital Resources").

         TAXES

         We recorded a $80,000 provision for taxes for the three months ended March 31, 2003 as compared to a benefit from taxes of $113,000 for the three months ended March 31, 2002.

FISCAL YEAR ENDED DECEMBER 31, 2002 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2001

         Our revenue for 2002 was $70,617,000, up 26% from 2001 revenue of $56,118,000. Of these amounts, $8,821,000 in 2002 and $4,175,000 in 2001 were attributable to loan project sales by us for our customers. We believe that this type of financing is important to our customers and will continue to try to offer such financings in the future. These financings can be very complex and their timing and impact on our results are difficult to predict (see "Timing of Revenue").

MEDICAL CAPITAL EQUIPMENT SEGMENT

         In 2002 this segment had revenue of $28,708,000, an 11% increase over the revenue of $25,819,000 in 2001. Income from operations for the segment was $198,000 in 2002 compared to income from operations of $439,000 in 2001. The decrease was primarily attributable to a decrease in the gross profit percentage. The period-to-period revenue of this segment fluctuate due to financing programs facilitated by us from time to time and due to fluctuating hospital purchasing cycles in China. The increase for 2002 was primarily attributable to loan project sales by us to our customers, which were $8,821,000 in the recent year as compared to $4,175,000 in the prior year. The U.S. dollar-based sales of capital medical equipment are often contingent on financing (see "Timing of Revenue").

         Gross profit in 2002 increased to $7,822,000 from $7,451,000 in 2001. Gross profit margin from the capital medical equipment segment for the recent period was 27% as compared to 29% in the prior period. The gross profit in 2001 reflected a different mix of revenue sources having different profit margins. In particular, in the recent year, we had less service contract revenue, which carries higher margins, than in the prior year. Service contract revenue in Hong Kong was down significantly because of the downturn in the economy there. In addition, competitive factors such as the timing and composition of major tenders, as well as ongoing competitive pricing pressures due to Chinese government tendering regulations in the sale of capital medical equipment in the recent year yielded lower margins on such sales. Finally, gross margins on loan project sales are generally lower than on our other sales because we are not required to provide warranty service on many of the products sold through the loan programs. Loan program shipments in 2002 were more than twice as large as in 2001.

         Expenses for the capital medical equipment segment in 2002 increased to $7,624,000 from $7,012,000 in 2001, and as a percentage of revenue over the period was the same at 27%. Salaries for the segment in 2002 increased by $561,000 from 2001 and as a percentage of revenue over the period increased to 10% from 9%. The salary increase was primarily due to increased payroll benefits mandated by the Chinese government.

         In addition, travel and entertainment expenses for the segment increased $197,000 but were flat at 5% of revenue in both years. Other costs decreased $123,000 as compared to the prior year, primarily due to lower administration allocations and lower promotion costs offset by increased exhibition fees and bad debt reserve.

HEALTHCARE PRODUCTS DISTRIBUTION SEGMENT

         The healthcare products distribution segment, consisting of medical consumables and personal healthcare products, had revenue growth of 35% to $28,946,000 in 2002 from 2001 revenue of $21,520,000. This increase was attributable to an increase in sales in the hospital and retail pharmacy markets. The segment had a loss from operations of $639,000 in 2002 compared to a loss from operations of $1,316,000 in 2001. The sales of medical consumables and personal healthcare products are local currency-based sales made from inventories maintained locally in China (see "Foreign Currency Exchange and Impact of Inflation") to a network of sub-dealers and pharmacies.

         Gross profit in 2002 rose to $3,856,000 from $2,842,000 in 2001. Gross profit margin from the segment remained consistent at 13% in 2002 and 2001.

         Expenses for the healthcare products distribution segment in 2002 increased to $4,457,000 from $4,158,000 in 2001, but decreased as a percentage of revenue over the periods to 15% from 19%. Salaries for the segment increased $354,000, but remained flat as a percentage of revenue over the years at 5%. The increase is primarily due to increased payroll benefits mandated by the Chinese government. In addition, travel and entertainment expense for the segment increased $76,000 but was flat at 1% of revenue for both years and other costs decreased $131,000 primarily from decreased promotion.

HEALTHCARE SERVICES SEGMENT

         For 2002, the revenue from this segment was $12,963,000, an increase of 48% over 2001 revenue of $8,779,000. Income from operations in 2002 was $536,000 as compared to $476,000 in 2001. During the recent period, Beijing United continued to expand the services offered, which contributed to increased patient visits as well as increased inpatient stays over the prior year. Healthcare services costs during 2002 were $12,427,000, an increase of 50% over 2001 costs of $8,303,000. This increase was due primarily to the costs associated with increased services offered. The hospital had recently finished expanding its present facility to include space formerly occupied by a sublease tenant. The hospital also had continued its efforts to explore the establishment of additional affiliated satellite clinics to serve as referral sites. In this regard, Beijing United is affiliated with a satellite clinic that opened in November of 2002. This clinic, in Shunyi County outside of Beijing, is funded by one of our subsidiaries and is staffed by doctors and other health professionals from Beijing United. Salaries increased by $2,450,000 (salaries were 50% and 46% of revenue for 2002 and 2001, respectively), with all other costs increasing $1,674,000, including $193,000 in supplies, $457,000 in rent, $129,000 to establish a bad debt reserve and $104,000 in administrative allocation. The salary increases resulted from increased staffing for the emergency room and for other expanded facilities as well as additional payroll benefits.

MINORITY INTEREST

         Our agreement with our joint venture partner for Beijing United calls for the partner to receive 10% of the profits of the hospital. In 2002, this minority interest in the net local income of Beijing United amounted to $71,000 as compared to $18,000 for 2001. This income is directly related to the local entity profitability of the hospital. We also recorded a $38,000 start-up loss on our investment in a joint venture in Hong Kong. This was offset by our minority partner share loss of $121,000 in our new start-up hospital venture in Shanghai.

OTHER INCOME AND EXPENSES

         Other expense (other than interest) in 2002 was $131,000, compared to other income (other than interest) of $578,000 for 2001. The prior period other income was derived substantially from the sublease of space in the facility housing Beijing United that ended on December 31, 2001. The part of the building that was subleased has now been renovated as part of the hospital expansion. Although we did not anticipate any sublease revenue in 2002, we do anticipate that now that the space is renovated and in service for Beijing United, we will recognize additional revenue through the expanded operations of Beijing United, which may offset part or all of the loss of income from the sublease.

TAXES

         We recorded a $240,000 benefit from taxes in 2002 as compared to a benefit for taxes of $77,000 in 2001. This tax computation is in accordance with current accounting standards but assumes a certain level of future profitability. We believe this properly recognizes the benefits we have has achieved as a result of our tax restructuring and short-term anticipation of future income tax loss carry forward utilization.

         As a result of this restructuring, we expect to make use of a portion of our U.S. federal net operating losses and accordingly, recorded a $660,000 deferred tax valuation adjustment in addition to last year's $232,000 recorded on previously fully reserved tax losses.

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 2004, our cash and cash equivalents, net accounts receivable and net inventories were $6,791,000, $17,374,000 and $10,363,000, respectively, as compared to $6,100,000, $16,195,000 and $10,346,000, respectively, as of December 31, 2002.

         As of March 31, 2004, our short-term loan payable was comprised of bank loans of $2,670,000 and extended payment accounts payable by one vendor of $2,998,000. With respect to the vendor accounts payable, the vendor has agreed to provide continuing credit facilities for purchases for a seven-year period, each grant of credit bearing interest of five percent per annum and expiring at the end of 18 months, to be replaced by subsequent purchases and payables. The classification from long-term to short-term is a result of the maturity of the first group of payables under this program having been less than 12 months at March 31, 2004. As of March 31, 2004, the accounts payable attributable to the vendor financing was $2,998,000. We are currently completing renovation and outfitting of our hospital facility in Shanghai, which has been financed primarily through the vendor financing and local bank borrowings. The estimated total costs for design and construction, including demolition, is approximately $4.2 million. We have negotiated a loan with the Hong Kong and Shanghai Banking Corporation (HSBC), with which we have an existing loan relationship relating to Beijing United. This new loan would provide $4 million and recently received final approval on June 2, 2004. Although we have sufficient capital resources to complete SHU as currently scheduled, we will continue to explore additional financing opportunities, although there are no assurances that such additional financing will be available.

         As of March 31, 2004, letters of credit in the aggregate amount of approximately $420,000 and borrowings in the aggregate amount of $883,000 were outstanding under a credit facility with M&T Bank, our principal bank. The borrowings bear interest at 1% over the three-month London Interbank Offered Rate (LIBOR). Beijing United has a short-term financing arrangement in China with HSBC for $600,000 in revolving loans bearing interest at 1.75% over the three-month Singapore Interbank Money Market Offer Rate (SIBOR). Beijing United has agreed to utilize HSBC for a portion of its patient payments via credit cards. Also, a new line of credit is included in the arrangement with HSBC for up to $1,200,000, bearing interest at 2.25% over SIBOR and having a term of up to three years. As of March 31, 2004, the balances on these credit liens were $600,000 and $1,087,000, respectively. We on behalf of Beijing United have guaranteed the full amount of those facilities.

RECENT ISSUANCE OF SECURITIES

         As of March 29, 2004, we entered into a securities purchase agreement with a limited number of accredited investors pursuant to which we agreed to issue and the investors agreed to purchase at a price of $9.00 per share 1,500,000 shares of our common stock, together with warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $12.00 per share, for an aggregate purchase price of $13,500,000. The net proceeds to us from the financing, after deducting expenses of the financing including placement agent fees, were approximately $12,300,000. In connection with the financings, we also agreed to issue the placement agent five-year warrants to purchase 90,000 shares of our common stock at an exercise price of $12.00 per share. On March 31 and April 1, 2004, the initial closings of the financing occurred at which a total of 600,000 shares of our common stock together with warrants to purchase 120,000 shares of our common stock were issued to the investors. In connection with the initial closings, the placement agent was issued warrants to purchase 36,000 shares of our common stock. The final closing of the financing took place on May 5, 2004 at which the remaining 900,000 shares of common stock together with the remaining warrants to purchase 180,000 shares of our common stock were issued to the investors. In connection with the final closing, the placement agent was issued the remaining warrants to purchase 54,000 shares of our common stock. Pursuant to the securities purchase agreement, each investor irrevocably subscribed for and agreed to purchase the initial securities and the remaining securities, subject only to, in addition to the delivery of customary closing documentation, the completion of stockholder consent to the financing in accordance with the rules of the Nasdaq SmallCap Market as described below.

         The Nasdaq SmallCap Market, where our common stock is traded, prohibits us from issuing shares of our common stock in an amount greater than 20% of our outstanding common stock, if the purchase price per share in such issuance is less than the greater of book or market value of our common stock, without obtaining stockholder approval. Since the issuance of the shares was at such a lesser price, at the initial closings of the financing only a portion of the common stock and warrants (600,000 shares of common stock and warrants to purchase 120,000 shares of common stock for aggregate gross proceeds of $5,400,000) were issued to the investors. The remaining shares and warrants were issued to the investors at a final closing, which occurred on May 5, 2004, more than 20 days after we mailed an information statement to our stockholders relating to stockholders approval that had been obtained by written consent.

         We continue to consider various other financing alternatives to satisfy our future expansion, capital improvements and equipment requirements.

         The following table sets forth our contractual cash obligations as of March 31, 2004:

                                                         (thousands)

                             TOTAL         2005         2006         2007        2008         2009       THEREAFTER
                             -----         ----         ----         ----        ----         ----       ----------
Line of credit               $  2,670    $  2,670     $     0      $     0      $    0       $    0         $     0
Vendor financing                2,998       2,998           0            0           0            0               0
Capital leases                    320         152         150           17           1            0               0
Equity investment                 220         220           0            0           0            0               0
Operating leases               10,719       1,616       1,387        1,348       1,263        1,219           3,886
                               ------       -----       -----        -----       -----        -----         -------
Total contractual cash
     obligations              $16,927      $7,656      $1,537       $1,365      $1,264       $1,219          $3,886
                              ========     =======     =======      =======     =======      ======          ======

         For information about these contractual cash obligations, see Notes 4 and 8 to the consolidated financial statements appearing elsewhere in this prospectus.

TIMING OF REVENUE

         The timing of our revenue is affected by several significant factors. Many end-users of the capital equipment products sold by us depend to a certain extent upon the allocation of funds in the budgeting processes of the Chinese government and the availability of credit from the Chinese banking system. These processes and the availability of credit are based on policy determinations by the Chinese government and are not necessarily subject to fixed time schedules.

         In addition, the sales of certain products often require protracted sales efforts, long lead times and other time-consuming steps. Further, in light of the dependence by purchasers of capital equipment on the availability of credit, the timing of sales may depend upon the timing of our or our purchasers' abilities to arrange for credit sources, including Ex-Im Bank or other loan financing. As a result, our operating results have varied and are expected to continue to vary from period to period and year to year. In addition, a relatively limited number of orders and shipments may constitute a meaningful percentage of our revenue in any one period. As a result, a relatively small reduction in the number of orders can have a material impact on our revenue in any year. Further, because we recognize revenue and expense as products are shipped, the timing of shipments could affect our operating results for a particular period. At the same time, a growing percentage of our revenue is attributable to hospital services and local currency sales through the HPD, both of which have more even revenue streams.

FOREIGN CURRENCY EXCHANGE AND IMPACT OF INFLATION

         Our results of operations for the periods discussed have not been significantly affected by inflation or foreign currency fluctuation. Since we receive over 60% of our revenue in local Chinese currency, we have some foreign currency risk. Changes in the valuation of the Chinese Renminbi or Hong Kong dollar may have an impact on our results of operations in the future. Our subsidiaries, Chindex Tianjin, Chindex Shanghai and Beijing United, sell products and services in Renminbi. For over 20 years the Chinese and Hong Kong dollars have been pegged to the US dollar. While discussions about the possible removal of this pegged rate have been in the news we do not believe at this time any change is imminent. Also, Chinese currency is not freely tradable and we do not hedge our transactions. We monitor the situation globally and continue to keep up with the discussion. While there can be no assurances that a change will not occur, we do not believe any such change will have a material adverse effect.

         We also have purchased and will continue to purchase some products in Western currencies other than U.S. dollars and has sold and will continue to sell such products in China for U.S. dollars. To the extent that the value of the U.S. dollar declines against such a currency, we could experience a negative impact on profitability. We anticipate hedging transactions wherever possible to minimize such negative impacts. Currently there are no such hedges.

         As part of our risk management program, we also perform sensitivity analyses to assess potential changes in revenue, operating results, cash flows and financial position relating to hypothetical movements in currency exchange rates. Our sensitivity analysis of changes in the fair value of the RMB to the U.S. Dollar at March 31, 2004, indicated that if the U.S. Dollar uniformly increased in value by 10 percent relative to the RMB, then we would experience a 6% smaller loss. Conversely, a 10 percent increase in the value of the RMB relative to the U.S. Dollar at March 31, 2004 would have resulted in a 7% additional loss.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to market risks in a variety of ways. The principal market risk is related to the nature of the Chinese economy and political system. Since we generate all of our revenue from China, any risk having to do with the environment in China for a foreign business operating there can have a significant impact on us.

         Market risk is the risk of loss related to adverse changes in market prices, including interest rates and foreign exchange rates, of financial instruments. In the normal course of our business, we are subject to market risk associated with interest rate movements and currency movements on non-US Dollar denominated assets and liabilities.

INTEREST RATE RISK

         In the normal course of business and as we take on more debt we are exposed to market risk from changes in interest rates that could impact our results of operations and financial condition. We manage our exposure to interest rate risks through our regular operations and financing activities.

         Presently, we invest our cash and cash equivalents in high grade commercial paper and other interest bearing accounts. The primary investment objective is to ensure capital presentation of its invested principal funds by limiting default and market risk. Currently, we do not use derivative financial instruments in our investment portfolio.

         We are subject to movements in interest rate risks on our credit facilities. All bank debt outstanding is floating. We currently do not hedge our interest rate exposure. If interest rates were to increase 10 percent, assuming the amount outstanding remains constant, the result would be an annual increase of interest expense of approximately $30,000. However, due to uncertainty of the actions that would be taken and their possible effects, this analysis does not consider the effect of the change in the level of overall economic activity that could exist in such environment.

                                    BUSINESS

GENERAL

         Chindex, founded in 1981, is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. Revenues are generated from the sale of healthcare equipment and products and the provision of healthcare services. We operate in three segments:

         o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation to China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products. We believe, based on our knowledge and experience in the Chinese healthcare system, that we are the largest independent U.S. distributor of healthcare equipment in China. For the fiscal year ended March 31, 2004, the Medical Capital Equipment Division accounted for 38% of our revenues.

         o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties. For the fiscal year ended March 31, 2004, the Healthcare Products Distribution Division accounted for 44% of our revenues.

         o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics is scheduled to open in mid-2004. In 2002, we opened our first satellite clinic associated with Beijing United in Shunyi County outside of Beijing. For the fiscal year ended March 31, 2004, the Healthcare Services Division accounted for 18% of our revenues.

         As of March 31, 2004, we had 759 full-time employees worldwide, 744 of whom resided in China and Hong Kong. In China and Hong Kong, we operate two representative offices and four subsidiary companies. We also participate in four joint ventures, the most recent of which is Natural Formula Asia Ltd., a joint venture established in Hong Kong between our Hong Kong subsidiary (40% ownership) and two Israeli companies. We also have three subsidiaries in the Republic of Mauritius and one in the British Virgin Islands, which were established in 2001 as part of a tax restructuring plan. In addition, in 2002, we established a subsidiary in Germany in order to facilitate our participation in German government-funded loan programs for the sale in China of medical equipment.

MEDICAL CAPITAL EQUIPMENT

         On the basis of exclusive and non-exclusive distribution agreements, we offer manufacturers of medical capital equipment access to the greater Chinese marketplace through a wide range of marketing, sales, and technical services for their products. We refer to these products as "capital" equipment since it is of the type that normally would be capitalized and depreciated on the financial statements of a purchasing hospital, as distinguished from products that normally would be expensed. The products we sell are typically acknowledged by our customers and in their respective industries as premium technologies, of relatively high price points in their modalities and among the top market share position in their home markets.

         Through a matrix of dedicated marketing and technical service departments, local area product and technical specialists, and local area territory representatives and clinical application specialists, we provide comprehensive marketing coverage on behalf of our clients and suppliers on a nationwide basis. Marketing efforts are based on annual marketing plans developed by each marketing department within Chindex for each product, and normally include attendance at a variety of trade shows throughout China, advertisement in leading Chinese industrial, trade, and clinical journals, production of Chinese language product literature for dissemination to the potential customer base, direct mail and telemarketing campaigns, and other product promotions.

         The medical capital operations in China are managed by our medical department, which focuses on exporting quality Western medical capital equipment to the China market. These export sales are denominated in U.S. dollars and are made to China's larger hospitals. The medical department is organized both by clinical or therapeutic product specialty and by region.

         The marketing and sales activities by our employees involves a wide variety of activities. Our marketing efforts are based on annual marketing plans developed for each product and normally include attendance at trade shows throughout China, advertising in leading industrial, trade and clinical journals, production of Chinese-language promotional literature, direct mail and telemarketing campaigns and other product promotions.

         The medical department markets our products directly to hospitals, through hospital administrators and the doctors who are the ultimate users of the products. There is virtually no private practice of medicine in China and all physicians are affiliated with hospitals or similar institutions. Our marketing is addressed to all relevant participants in the purchasing decision, including the doctors and hospital administrators.

         The technical services we offer support virtually all of the medical equipment we sell. These technical services involve the provision of installation, warranty and repair services. We own and operate a full-service technical service center, which carries spare parts inventories and employs factory-trained service engineers. The logistical services we offer are designed to assure efficient product distribution and finance management in the Chinese marketplace. We maintain our own logistics capabilities to support the distribution of our hospital and retail products as well as to serve our customers. We operate a distribution center in each of Tianjin and Shanghai offering custom logistics services on a third-party basis to customers who wish to manage their own sales and marketing channels but who need assistance in managing physical distribution and finance in China.

         Most purchases of the medical capital equipment sold by us in China, regardless of the nature of the end-user, are made through foreign trade corporations, or FTCs. Although the purchasing decision is made by the end-user, which may be an individual or a group having the required approvals from their administrative organizations, we enter into formal purchase contracts with FTCs. The FTCs make purchases on behalf of the end-users and are legally authorized by the Chinese government to conduct import business. These organizations are chartered and regulated by the government and are formed to facilitate foreign trade. We market our products directly to end-users, but in consummating a sale we also must interact with the particular FTC representing the end-user. For this reason, we seek to maintain ongoing relationships with the FTCs in our industries.

         We maintain a separate technical service unit, which is closely tied to the medical department. We are responsible for the technical support of virtually all the medical equipment that we sell. To support our capital healthcare equipment business, we own and operate a full-service technical service center. This service center supports spare parts inventories and factory-trained service engineers on a nationwide basis. It also makes use of a joint venture organization, the Chindex Meheco technical service center, which provides access to bonded warehousing facilities.

         Since 1995, we have from time to time used loans and loan guarantees from Ex-Im Bank to help hospitals in China finance their purchases of medical equipment from us. We have also arranged commercial financing that is guaranteed by the Chinese government but without Ex-Im Bank participation. While these transactions are primarily used to promote purchases of the products that we exclusively distribute in China, equipment manufactured by non-client suppliers has also been incorporated. By "non-client suppliers," we mean manufacturers of medical equipment as to which we do not have exclusive distribution rights in China. When we work with a hospital to arrange a financing transaction, often the hospital is interested in purchasing, along with the products we sell on an exclusive basis, equipment that is not traditionally available from us. In these cases, we have worked with the manufacturer of the supplementary equipment and with that manufacturer's existing distributor in China to purchase and sell their equipment to the hospital in the financed transaction.

         Loan sales are different from standard sales of capital equipment in a number of ways. A standard sale usually involves a hospital purchasing a single item of equipment using a letter of credit. This requires the hospital to have the funds available at the time of the purchase. In a loan sale, a financing package is made available to a number of hospitals as part of a hospital improvement project, subject to approval by the Chinese government. Each hospital arranges for payment over a number of years, subject to an interest factor, instead of having to have all the funds available up front. We are not involved in making or guaranteeing these loans and receive payment for goods for loan sales in the same manner as for our other sales. The loan is between the lender and the equipment purchaser. Since the hospitals involved in a financed project normally seek to purchase a variety of equipment, including equipment not typically supplied by us, loan sales involve our establishing new relationships with suppliers in order to provide a fuller array of required equipment.

         The Chinese government requires that all international financings of medical equipment purchases by hospitals be financed at preferential or below-market interest rates. As a result, many foreign countries, including Israel, Japan and several European countries, offer tied aid for these purchases (i.e., these countries offer government-subsidized loans to the Chinese government for the purchase of medical equipment from their countries). As a policy, similar tied aid packages are not initiated by the Ex-Im Bank, so U.S. suppliers of medical equipment are, for the most part, limited to loan guarantees available from Ex-Im Bank. As an exception, the Ex-Im Bank provided a subsidized direct loan to us in 1995 to allow for the export of U.S. medical equipment to Chinese hospitals. Since that time, however, Ex-Im Bank has not agreed to match tied aid packages offered by other countries for medical equipment exports to China. Consequently, we and other U.S. companies have begun to work with U.S.-based commercial banks that are willing to provide below-market interest rate loans to a large commercial bank in China, which then disburses the funding to various hospitals throughout China. The U.S. exporters are responsible for paying the difference between the market interest rates and the rates offered to the bank in China, constituting an interest rate buy-down. This buy-down is built into the pricing to our customers and thus has no meaningful impact on our operations. Ex-Im Bank will agree to provide the U.S.-based commercial bank with a guarantee for up to 85% of the loan amount, resulting in less transactional risk to the commercial bank.


         Among other clients, our medical department represents Siemens AG, a world leader in the manufacture of medical equipment. In 2001, we and Siemens entered into a five year agreement scheduled to terminate on September 25, 2006 calling for us to be the exclusive distributor in China for the Siemens line of diagnostic color ultrasound imaging devices manufactured by Acuson Corporation (acquired by Siemens in 2000) and by Siemens. Siemens has appointed us as the sole distributor in Hong Kong as well. We have been the exclusive Acuson distributor in China since Acuson entered the China market in 1987, and in Hong Kong since 1996. In 2002, the sale of Siemens and Acuson products accounted for approximately 16% of our revenues.

         Our subsidiary in Germany was established to facilitate our participation in German government-funded loan programs for the sale in China of medical equipment. The German government currently offers both grants and subsidized loans to the Chinese government for the purchase of primarily German medical and laboratory equipment to be installed in hospitals and laboratories in China. Only German companies are eligible to bid for the supply of equipment under these grant and loan programs, and at least 51% of the equipment supplied must be of German origin. Through our German subsidiary, we have qualified to bid for the supply of equipment under these German government-sponsored projects.

         The following table sets forth the types of medical equipment, devices and consumables that we sell on behalf of our suppliers through our medical capital equipment and healthcare products distribution divisions:

                     Supplier                   Country                            Product List
                     --------                   -------                            ------------
          Guidant Corporation                    USA           Coronary guide wires; Coronary dilatation catheters;
                                                                 Coronary stent systems; Coronary accessories.

          Truphatek Corporation                 Israel         Laryngoscopes and accessories.

          Tuttnauer Ltd.                        Israel         Autoclaves for disinfecting instruments; Autoclave
                                                                 machine accessories.

          Kendall/Tyco Healthcare             Singapore        Curity urology catheters; Catheter accessories.
            Pte Ltd

          C.B. Fleet Company                     USA           Feminine hygiene wash, bath, deodorant spray,
                                                                 clothes, powder, douche and lotion.

          Clinical Innovations                   USA           Ob/Gyn Medical Devices.

          Minntech Corporation                   USA           Reprocessors For cleaning and disinfecting
                                                                 endoscopes; Water filtration systems; Chemical
                                                                 transfer pumps; Chemical reservoir heater;
                                                                 accessories.

          Cardiac Science, Inc.                 Denmark        Automated external defibrillators; Accessories.

          Hudson RCI                             USA           Disposable respiratory care and anesthesia products,
                                                                 including: cannulas, masks and tubing, airway
                                                                 management products and circuits and filters.

          Aerocom                              Germany         Pneumatic tube systems for tube delivery.

          Bard International Inc.                USA           Integrated, dual-screen electro-physiology systems.

          BrainLAB ltd.                       Hong Kong        Radiotherapy devices, including Brainscan treatment
                                                                 planning system and sterotactic accessories;
                                                                 Collimator; Image guided navigation systems; Data
                                                                 transfer module and navigation software systems;
                                                                 Orthopedics trauma/spine navigation systems.

          Hologic Inc./Lorad Medical             USA           Bone Sonometer; Bond Sonometry; Mammography systems;
                                                                 Breast biopsy systems.

          Ortho-Clinical Diagnostics             USA           Chemistry system analyzers for diagnostic testing
             Rochester                                            and accessories.

          Quinton Inc.                           USA           Cardiac stress monitor systems and related systems
                                                                  and accessories.

          Siemens Medical  Solutions             USA           Ultrasound systems.

                                                         40

             USA Inc.

          Siemens Medical Solutions            Germany          Ultrasound systems.

          Steris Corporation                     USA            Sterilizers; Washers; Surgical Tables; Scrub
                                                                  Stations; Accessories; Surgical Lights

HEALTHCARE PRODUCTS DISTRIBUTION

         Through our Healthcare Products Distribution, or HPD, division, we have been a significant participant in this area since 1995, offering foreign manufacturers a unique nationwide distribution system for low price medical devices and consumables sold in hospitals, home healthcare, and other products sold to consumers in retail pharmacies. With an established distribution network, our HPD division is poised to take advantage of new opportunities created by China's WTO-based liberalization, as well as Chinese government-mandated consolidation in the distribution industry, and to continue to leverage our experience and increasing scale of operations. The Chinese government, beginning in 2000 implemented a rigorous licensing procedure for medical license distributors designed to induce consolidation of these distributors. This induced consolidation responded to the very large number of companies competing in the medical device distribution business in China. Based on our experience, we believe that most of these companies operate on a small scale without the necessary capital or expertise to distribute efficiently or reliably.

         Through a network of wholly foreign-owned enterprise, or WFOE, companies, chartered in China's free trade zones, the HPD division imports healthcare and other products into China, carries them in inventory, sells them downstream for local currency, and pays the suppliers in foreign exchange obtained legally under Chinese regulations. Our HPD division is comprised of three primary business units:

         o    Logistics Services;

         o    Retail Pharmacy Sales; and

         o    Hospital Dealer Sales.

         LOGISTICS SERVICES

         Chindex logistics is the core of the HPD division, as it is through this business unit that we operate the import and distribution channels for bringing products to buyers nationwide. This business unit provides customized logistics services to other Chindex departments and business units, as well as to outside clients on a third party logistics basis. Chindex logistics services allow clients to avoid having to immerse themselves in the minutiae of China's opaque and heavily-regulated distribution sector so that they can focus on providing solutions to their end-user customers in China. The logistics services cover all aspects of importing products and delivering them to the local customers' sites as well as value-added administrative and financial services. In addition to providing logistics support to internal clients, Chindex logistics provides third party logistics services to providers of products related to our core healthcare and health-related markets.

         We provide our logistics services through a distinct unit within the healthcare products division. This unit operates two subsidiaries wholly-owned by us and domiciled in China as local platforms to provide complete supply chain operations for two-way flows of goods, information and monies. The unit is managed by a general manager and is divided into two functional groups: operations and customer service/supply chain management. The unit also includes a small administrative section that provides budgeting and business analysis, planning, training and procedures development.

         Operations. The operations facilities for handling of goods include distribution centers in the Waigaoqiao Free Trade Zone near Shanghai and in Tianjin. Regional warehouses to support efficient flow of goods are located in Beijing, Shanghai and Guangzhou. In addition to basic warehouse operations, the operations group is responsible for customs clearance, traffic management (inbound and outbound shipping), border quality inspections, value-added services such as co-packaging and labeling and some local deliveries.

         Customer service/supply chain. The customer service group is responsible for supply chain management to support our customers. It is organized by account teams dedicated to specific customers and product areas. Some account teams have been placed physically adjacent to the customers served. The types of specific activities and services provided include but are not limited to: order forecasting, stock ordering, inventory control, compliance monitoring, cash forecasting (collections and outflow), economic dispatch of goods, order processing and field audit of consignment stocks.

         In addition, our logistics services unit provides financial reports relative to the services we provide to logistics customers. Standard reports include but are not limited to accounts receivable, revenue and shipping costs. Our logistics systems employs a system that monitors comprehensive data about the logistics operations and allows for production of custom reports.

         RETAIL PHARMACY SALES

         Our HPD retail products business unit is focused on distribution, including sales and marketing, of branded healthcare and health-related consumer products through China's burgeoning retail pharmacy sector. Sales began in mid-1998 in Shanghai and plans call for coverage of all of the major pharmacies in the top 30 urban markets. We currently distribute to 36 cities and nearly 350 stores, doing business with eight of the top ten retail pharmacy chains in China.

         Our personalized, high service approach calls for coverage of all partner outlets by a field force of customer service representatives. Several new product areas are under development in parallel with growing distribution capabilities. All of these branded healthcare and health-related consumer products are subject to a strict regulatory regime in China and the process of registration of the products often presents substantial difficulties.

         We are entering retail pharmacy distribution through a partnership with L'Oreal, the world's largest producer of cosmetic products. In 1998, under the partnership agreement, Chindex became the exclusive distributor of a prominent brand of L'Oreal's health-oriented cosmetics and skin care products. Chindex's ability to control both the inventory and the distribution channels in China has proven successful in both the test market and expansion phases of distribution for this product line.

         HOSPITAL DEALER SALES

         Through our Hospital Dealer Sales division, HPD taps the market for quality imported medical consumables and low-priced instrumentation via a network of sub-distributors located throughout China. The network includes over two hundred active accounts which cover all of China's 350 hospitals with more than 500 beds. These hospitals account for approximately 80% of the demand for imports in China.

HEALTHCARE SERVICES

         In 1994, using our expertise in healthcare as a foundation, we began a long-term program to establish a private hospital network in China. In 1997, we opened Beijing United Family Hospital and Clinics (Beijing United), marking the successful completion of the first phase of our program. Beijing United is the first officially approved private, international-standard hospital in China. Future phases of

Chindex's private hospital network program are planned to expand delivery of international-standard healthcare services to China's growing middle class throughout the country.


         By "international-standard hospital," we mean a hospital that provides healthcare services at a level generally recognized and accepted internationally in the developed world and managed according to generally accepted international principles. The source of these standards is the Joint Commission International, or JCI, which is related to the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO, which is an independent not-for-profit, standards-setting and accrediting group in healthcare. JCAHO's hospital quality standards are recognized and typically applied to U.S.-based hospitals. The JCI standards were adapted from the JCAHO standards in light of the diverse needs of hospitals worldwide. The JCI standards may be accessed through JCI's website at www.jcrinc.com. In addition, the standards to which we design and build our physical plant of our hospitals is that of the American Architects Association Standard for Hospital Construction, which is referenced in the JCAHO standards. An international-standard hospital maintains established standards in at least the following areas:


         o    Medical treatment

         o    Accountability

         o    Governance

         o    Transparency

         o    Infection control

         o    Medical records

         o    Patient confidentiality

         o    Peer review

         o    Waste management

         o    Human resource practices

In each of these areas, we have designed our processes and structures and believe, but cannot assure, that we operate in material conformity with the standards prescribed by JCI. We have not yet sought a formal audit for JCI accreditation, but have tentatively scheduled that audit for the end of calendar year 2004.

         BEIJING UNITED FAMILY HOSPITAL AND CLINICS

         Beijing United is a unique, state-of-the-art, fee-for-service, 50-bed specialty hospital providing primary family care for expatriates and Chinese citizens in Beijing. The hospital is housed in a modern facility in the eastern section of Beijing, and features seven 5-star birthing suites, three operating theatres, a medical - surgical inpatient ward, a pediatric ward, two executive VIP suites, a neonatal intensive care unit, an adult intensive care unit, nursery, a clinical laboratory, extensive digital diagnostic imaging facilities, a pharmacy, 24 hours emergency department and six outpatient clinics.

         Beijing United completed a significant expansion development program in 2002 resulting in a doubling of the hospital's capacity. In 2002, Beijing United also began to fulfill our strategy of expansion through well-placed satellite clinics, with the opening of the Beijing United Family Clinic - Shunyi, or the Shunyi Clinic. The Shunyi Clinic is the first satellite clinic associated with Beijing United and is the only outpatient clinic located in the densely expatriate-populated suburb of Shunyi County. It is also located near the International School of Beijing. This clinic has further broadened the patient base of Beijing United and subsequently the referral base for Beijing United's inpatient services. Plans are also underway to open additional affiliated satellite clinics throughout Beijing, expanding upon this initial program to provide outpatient services

         Emphasizing the need for well-care and patient-centered care, Beijing United offers a full range of top-quality family healthcare services, including mental health services, for men, women and children. The hospital is staffed by a mix of Western and Chinese physicians and operates in accordance with international hospital standards. Beijing United is also committed to community outreach programs and offers healthcare education classes, including CPR, Lamaze, and Stress Management. By "well-care," we mean routine visits to a physician while apparently well for any or all of the following reasons in accordance with physician-designed schedule based on patient age, among other factors:

         o    Physical examinations

         o    Immunization updates

         o    Tracking growth and development

         o    Finding problems before they become serious

         o    Information on health and safety issues

         o    Information on nutrition and physical fitness

         o    Information on managing emergencies and illnesses

By "patient-centered care," we mean healthcare that evolves away from a disease-centered model, in which physicians make treatment decisions based largely on clinical experience and data from medical tests. In patient-centered care, patients become active participants in their own care and the services are designed for an individual's specific needs and preferences in addition to advice and counsel from health professionals. Based on our experience, we believe that almost all hospitals in China work on a disease-centered model.

         Beijing United was the first officially approved healthcare joint venture to provide international-standard hospital services in China. It was formed as a 90/10 contractual joint venture between Chindex and the Chinese Academy of Medical Sciences and received our initial national level approvals from the Chinese Ministry of Health, or MOH, and Ministry of Foreign Trade and Economic Cooperation, or MOFTEC, in 1995.

         SHANGHAI UNITED FAMILY HOSPITAL AND CLINICS

         In late 2001, we received approval from the MOH and in early 2002 received approval from MOFTEC to open a second hospital venture. The new hospital will be located in Shanghai and is designed to ultimately be a 50-bed facility, offering a full range of inpatient and outpatient services to both Shanghai's expatriate and Chinese communities. This hospital is also a joint venture undertaking, with Chindex holding a 70% equity interest. Construction on the hospital has commenced and is expected to be completed and opened in the fall of 2004. Prior to the recent financing, funding for the development of this hospital had been obtained through an agreement with a major supplier for deferred payment on equipment purchases by us from the supplier.

         In 2002, we signed an agreement with the supplier whereby it agreed to provide long term (one and one-half years on transactions to date) payment terms on our purchases from it of medical equipment. The arrangement continues for seven years and carries an interest component of five percent. Due to this vendor financing we recorded a short-term accounts payable of $2,998,000 as of March 31, 2004. The funds from selling the related equipment have been available to cover design and construction costs of SHU. This arrangement and the credit terms from the supplier will continue to be available to us for the seven-year term of the agreement on the same terms, including interest rate and maturity. The design work for SHU has been completed as has the interior demolition work. The construction principally has been and will be interior construction since the building itself already exists. The estimate for design and construction costs (including demolition) is approximately $4.2 million. We have negotiated a loan with the Hong Kong and Shanghai Banking Corporation (HSBC), with which we have an existing loan relationship relating to Beijing United. This new loan would provide $4 million and recently received final approval within the bank. Although we have sufficient capital resources to complete SHU as currently scheduled, we will continue to explore additional financing opportunities, although there are no assurances that such additional financing will be available.


         CHINDEX HEALTHCARE NETWORK EXPANSION

         Our strategy is to continue to provide care to the expatriate community and increasingly to provide quality specialty healthcare to affluent Chinese society. An increasing portion of our healthcare network's market will be the growing urban middle class population. Our strategic business plan calls for the establishment of additional hospitals, each with affiliated satellite clinics, in selected urban cities throughout eastern China. These hospitals would be networked with each other and with Beijing United through a central administrative arm. In addition to the top-quality primary family healthcare services that would be available at each hospital in the network, we also plan to integrate visits by rotating specialists to each hospital, expanding the range of services offered.

SUBSIDIARIES AND JOINT VENTURES

         We operate the following directly or indirectly wholly-owned subsidiaries:

         o Chindex (Beijing) Consulting, Inc., Beijing - Employs sales and marketing personnel who work for the capital medical equipment division and who support the operation of our office in Beijing.

         o Chindex Shanghai International Trading Co. Ltd., Shanghai - Established in the WaiGaoqiao Special Economic Zone, employs many of our personnel who operate the healthcare products distribution division. It purchases and sells goods and operates warehouses.

         o Chindex Holdings International Trade (Tianjin), Ltd., Tianjin - Operates our warehouse in Tianjin and purchases and sells goods. It imports some parts for use in our service center.

         o Chindex Hong Kong Limited, Hong Kong - Serves as our Hong Kong office and purchases and sells goods for the Hong Kong market.

         o Chindex Asia Holdings, Mauritius - Is a holding company that serves as the owner of three of our other China-based subsidiaries.

         o Chindex Export Limited (BVI), British Virgin Islands - Serves as the purchasing and export arm for many of the goods purchased by us for export to China and serves as the holding company owner of Chindex Asia Holdings.

         o Chindex Healthcare Holdings, Mauritius - Serves as a holding company for proposed future hospital ventures.

         o Chindex American Hospital Ventures, Mauritius - Established to hold ownership of future hospitals.

         o Chindex China-Export GmbH, Germany - Established to take advantage of German Government financing for the sale of German-origin medical equipment to China.

         We are party to the following joint ventures:

         o Chindex/Meheco Service Center. This is a contractual joint venture between us and a State-owned trading company under the Ministry of Foreign Trade and Commerce for the importation, storage and sale of warranty and non-warranty parts for equipment sold by us. Each party to the venture undertakes specific roles such as handling customs formalities, selling parts to end users, etc. We handle the daily management of the joint venture, while Meheco handles many of the customs and approval issues relating to the importation of parts. Meheco also takes responsibility for the sale of certain parts and the collection of payment for those sales.

         o Beijing United Family Hospital and Clinics. This is a contractual joint venture between us and a company affiliated with the Chinese Academy of Medical Sciences. We contributed 100% of the equity for the hospital and are entitled to 90% of its profits.

         o Shanghai United Family Hospital and Clinics. This is a contractual joint venture between us and the Changning District Hospital in Shanghai. The venture is a 70/30 venture, with the minority partner having the right to 30% of the profits.

         o Natural Formula Asia. This is an equity joint venture formed in Hong Kong with two Israeli companies, Nesh Cosmetics, Ltd. and Mocaassi, Ltd., with us holding a 40% share. The venture undertakes the purchase of Natural Formula products from Nesh and the sale to us for distribution in China.

COMPETITION

         In the sale of products, we compete with other independent distributors in China that market similar products. In addition to other independent distributors, we face more significant competition from direct distribution by established manufacturers. In the medical products field we compete with General Electric Corporation, or GE, which maintains its own direct sales force in China as well as selling through distributors. In addition, since certain manufacturers, such as GE, market a wide variety of products under one brand name in China to different market sectors, those manufacturers may be better able than we are to establish name recognition across industry lines. For example, GE manufactures and markets other electrical products in China as well as other medical instruments not sold by us. We believe that GE, Philips and Toshiba are the largest such direct competitors in the medical products field.

         In the sales and distribution of off-the-shelf medical products and consumables, our sales, marketing and logistical distribution networks also compete with similar distribution operations of other independent distributors, both foreign and Chinese, joint ventures and foreign manufacturers. In addition, the products themselves supplied by us to the China market compete with similar products of foreign, joint venture and domestic manufacturers. Our competitive position for product sales depends in part upon our ability to attract and retain qualified personnel in sales, technical and administrative capacities. In addition, many of our various competitors have greater resources, financial or otherwise, than we do.

         Two of our subsidiaries, Chindex Holdings International Trade (Tianjin) Ltd., and Chindex Shanghai International Trading Co., Ltd., sell goods and receive payment in local Chinese currency and use the currency to pay for local expenses. Payments are often required to be made in advance for consumable products. We recognize that any devaluation in the local currency may have a negative impact on the results of operations.

         At the present time, there are no Western-owned hospitals in Beijing which compete with Beijing United Family Hospital in catering to the expatriate diplomatic and affluent local Chinese markets. There are several
Western-operated clinics and a variety of foreign-invested joint ventures which provide outpatient services.

EMPLOYEES

         At March 31, 2004, we had 759 full-time salaried employees. Of these, 744 are in China and Hong Kong. Of the full-time personnel in China and Hong Kong, 74 are expatriates and 670 are Chinese or third country nationals. Of our non-U.S. based full-time employees, 363 are employed at Beijing United.

PROPERTIES

         Our representative headquarters in China are located at a newly renovated facility in Beijing. Our prior facility was designated for redevelopment in 2002 and accordingly, we moved into new space in mid-2002. We have a ten year lease for this new space. We also lease regional offices in the Chinese cities of Shanghai, Guangzhou and Tianjin. Our executive and administrative offices are located in Bethesda, Maryland, which provides access to nearby Washington, D.C.

         We also lease a four story building of approximately 52,000 square feet in Beijing for Beijing United. This lease expires in 2010. In 1998, the Hospital entered into a five-year lease for the building housing the dental clinic. This lease provides for a ten-year extension. We initially renovated the first two floors of the main building for Beijing United Family Hospital. We had subleased the remaining two floors until the end of 2001, when the tenant moved out of the space, allowing the hospital to renovate the space for hospital use. This renovation was completed in 2002.

         On March 1, 2002, we entered into an 18-year lease for our new hospital facility in Shanghai, which is scheduled to open in the fall of 2004. The lease is for a four-story stand alone building on the grounds of the Shanghai Changning District Central Hospital. The building has 55,339 square feet.

LEGAL PROCEEDINGS

         There are no pending material legal proceedings to which we or any of our properties is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth our directors and executive officers and their ages as of June 28, 2004:

NAME                                 AGE      POSITION
----                                 ---      --------
Roberta Lipson...................    49       Chairperson of the board, chief
                                              executive officer and president
Elyse Beth Silverberg............    47       Executive vice president,
                                              secretary and director
Lawrence Pemble..................    47       Executive vice president finance
                                              and business development and
                                              director
Robert C. Goodwin, Jr............    63       Executive vice president
                                              operations, treasurer, assistant
                                              secretary, general counsel and
                                              director
A. Kenneth Nilsson*..............    71       Director
Julius Y. Oestreicher*...........    74       Director
Carol R. Kaufman*................    55       Director

----------
*  Member of both the Compensation Committee and the Audit Committee


         ROBERTA LIPSON co-founded Chindex in 1981. Ms. Lipson has served as the chairperson of the board of directors, chief executive officer and president since that time. From 1979 until founding Chindex in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China. Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979. Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business.

         ELYSE BETH SILVERBERG co-founded Chindex in 1981. Ms. Silverberg has served as our executive vice president and secretary and as a director since that time. Prior to founding us, from 1980 to 1981, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. and was an intern in China with the National Council for U.S.-China Trade from 1979 to 1980. Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany.

         LAWRENCE PEMBLE joined us in 1984 and has served as executive vice president--finance and business development since January 1996. From 1986 until 1996, Mr. Pemble served as vice president of marketing. From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a director of Chindex. Prior to joining us, Mr. Pemble was employed by China Books and Periodicals, Inc. as Manager, East Coast Center. Mr. Pemble received a B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany.

         ROBERT C. GOODWIN, JR. has served as executive vice president operations since January 1996, as assistant secretary since June 1995 and as general counsel, treasurer and a director of Chindex since October 1992. In addition to his other duties, from October 1992 until January 1996, Mr. Goodwin served as vice president of operations for us. Prior to joining us, Mr. Goodwin was engaged in the private practice of law from 1979 to 1992, with a specialty in international law, in Washington, D.C. and had served as our outside counsel since 1984. Prior to such employment, Mr. Goodwin served for two years as the assistant general counsel for International Trade and Emergency Preparedness for the United States Department of Energy and for three years as the deputy assistant general counsel for the Federal Energy

Administration. From 1969 until 1974, Mr. Goodwin served as an attorney-advisor for the U.S. Department of Commerce. Mr. Goodwin received a B.A. degree from Fordham University and a J.D. degree from Georgetown University Law Center.

         A. KENNETH NILSSON has served as a director since January 1996. He formerly served as president of Cooper Laboratories, Inc.; president of Cooper Lasersonics, Inc.; managing director of Pfizer Taito Ltd.; president of Max Factor, Japan; and chairman of the Monterey Institute of International Studies. Mr. Nilsson received a B.A. degree from the University of Southern California and an M.A. degree from the University of California.

         JULIUS Y. OESTREICHER has served as a director for us since January 1996. Mr. Oestreicher has been a partner with the law firm of Oestreicher & Ennis, LLP and its predecessor firms for thirty years, engaged primarily in estate, tax and business law. Mr. Oestreicher received a B.S. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law.

         CAROL R. KAUFMAN was appointed a director of Chindex in November 2000. Ms. Kaufman has been vice president and chief administrative officer of The Cooper Companies, a medical device company, since October 1995 and was elected vice president of legal affairs in March 1996. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies. Ms. Kaufman received her undergraduate degree from Boston University.

COMMITTEES OF THE BOARD OF DIRECTORS

         We have no executive or nominating committee of the board of directors, but have a compensation committee and an audit committee.

         The compensation committee consists of Messrs. Oestreicher and. Nilsson and Ms. Kaufman. The function of the compensation committee is to make relevant compensation decisions for us and to attend to such other matters relating to compensation as may be prescribed by the board of directors.

         The audit committee consists of Ms. Kaufman and Messrs. Nilsson and Oestreicher, each of whom meets the independence requirements for audit committee members under the listing standards of the Nasdaq Stock Market, on which the common stock is quoted. The function of the audit committee is to make recommendations concerning the selection each year of our independent auditors, to review the effectiveness of our internal accounting methods and procedures and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or our implementation. The audit committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval.

DIRECTOR COMPENSATION

         Each director who is not one of our employees is paid for serving on the board of directors a retainer at the rate of $3,000 per annum and an additional $1,000 for each meeting of our stockholders attended, $500 for each meeting of the board of directors attended and $300 for each meeting of a committee of the board of directors attended. We also reimburse each director for reasonable expenses in attending meetings of the board of directors. Directors also receive stock options as determined by the board of directors. Directors who are also our employees are not separately compensated for their services as directors. Since January 1, 2002, each of our outside directors annually has been granted options for the purchase of 6,000 shares of our common stock.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long term compensation during our last three fiscal years and the three month fiscal period ended March 31, 2003 of our chief executive officer and other most highly compensated executive officers whose salary and bonus for fiscal 2004 exceeded $100,000 for services rendered in all capacities to us and our subsidiaries:

                                                             ANNUAL COMPENSATION
                                           --------------------------------------------------------
                                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                YEAR*         SALARY           BONUS        COMPENSATION
---------------------------                -----         ------           -----        ------------
Roberta Lipson........................      2004         $184,437          --           $139,562(a)
  chairperson of the board, chief           2003        $  46,109          --          $  38,444(a)
  executive officer and president           2002         $184,437        $25,000        $137,765(a)
                                            2001         $184,437        $25,000        $156,460(a)

Elyse Beth Silverberg.................      2004         $177,606          --           $ 99,062(b)
  executive vice president and              2003        $  44,402          --          $  24,750(b)
  secretary                                 2002         $177,606        $25,000        $ 98,750(b)
                                            2001         $177,606        $25,000        $ 98,100(b)

Lawrence Pemble.......................      2004         $176,839          --               --
  executive vice president finance          2003        $  42,694          --               --
  and business development                  2002         $170,775        $25,000            --
                                            2001         $170,775        $25,000            --

Robert C. Goodwin, Jr.................      2004         $172,497          --               --
  executive vice president --               2003        $  41,811          --               --
  operations, treasurer, assistant          2002         $167,244        $25,000            --
  secretary and general counsel             2001         $167,244        $25,000            --


-----------------
* Information is presented for our fiscal year ended March 31, 2004, the three months ended March 31, 2003, and our fiscal years ended December 31, 2002 and 2001. Effective April 1, 2003, we changed our fiscal year end from December 31 to March 31.

(a) Includes tuition expenses for Ms. Lipson's sons in China in the amounts of $36,600 in the year ended March 31, 2004, $13,694 in the three months ended March 31, 2003, $36,475 in 2002 and $54,900 in 2001. Also
         includes rental expenses of $96,000 in each of the years presented and $24,000 in the three months ended March 31, 2003, for Ms. Lipson's housing in China. Also includes $3,062 in the year ended March 31, 2004, $750 in the three months ended March 31, 2003, $2,750 in 2002 and $2,100 in 2001 representing our matching contributions as deferred compensation under our 401(k) plan.

(b) Includes rental expense in the amount of $96,000 in each of the years presented and $24,000 in the three months ended March 31, 2003, for Ms. Silverberg's housing in China. Also includes $3,062 in the year ended March 31, 2004, $750 in the three months ended March 31, 2003, $2,750 in 2002 and $2,100 in 2001, representing our matching contribution as deferred compensation under our 401(k) plan.

EQUITY COMPENSATION PLAN INFORMATION

         The following table contains a summary of the number of shares of our common stock to be issued upon the exercise of options, warrants and rights outstanding at March 31, 2004, the weighted-average exercise price of those outstanding options, warrants and rights, and the number of additional shares of our common stock remaining available for future issuance under our equity compensation plans as of March 31, 2004. Effective April 27, 2004, our 1994 Stock Option Plan, under which all of the options described below were granted, terminated by its terms. Consequently, no further options may be granted under any existing equity compensation plan as of the date of this prospectus.

----------------------------------------------------------------------------------------------------------------------
                                          (a)                          (b)                          (c)
                                                                                       Number of securities
                                                                                       remaining available for the
                             Number of securities to be     Weighted-average           future issuance under equity
                             issued upon exercise of        exercise price of          compensation plans (excluding
                             outstanding options,           outstanding options,       securities reflected in
Plan Category                warrants and rights            warrants and rights        column (a))
----------------------------------------------------------------------------------------------------------------------

Equity compensation plans
approved by security
holders                                 948,700                        $2.52                     1,010,000
----------------------------------------------------------------------------------------------------------------------

Equity compensation plans
not approved by security
holders                                   N/A                            N/A                        N/A
----------------------------------------------------------------------------------------------------------------------


OPTION GRANTS IN LAST FISCAL YEAR

         We did not grant any options to our named executive officers during fiscal 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
OPTION VALUES

         The following table provides summary information concerning stock options held as of March 31, 2004 by our chief executive officer and by the other executive officers named in the summary compensation table above.

                                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                   SHARES                          OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END
                                ACQUIRED ON         VALUE                  EXERCISABLE/              EXERCISABLE/
NAME                          EXERCISE (#)(A)   REALIZED ($)(A)           UNEXERCISABLE           UNEXERCISABLE(B)
----                          ---------------   ---------------           -------------           ----------------
Roberta Lipson                       --                --                   96,800/0                   $763,752/0
Elyse Silverberg                     --                --                   96,800/0                   $763,752/0
Lawrence Pemble                    16,800           $192,860                80,000/0                   $631,200/0
Robert C. Goodwin, Jr.             10,000           $122,948                161,820/0                $1,284,162/0

-----------------
(a) Based on the closing prices per share on the respective dates of exercise after giving effect to a subsequent 100% stock dividend in the form of a stock split.
(b) Based on the closing price per share of $10.09 on March 31, 2004, the last trading day of fiscal 2004.

EMPLOYMENT AGREEMENTS

         In 2001, we entered into five-year employment agreements with each of Mmes. Lipson and Silverberg and Messrs. Pemble and Goodwin, providing for base salaries to be subject to annual review and adjustment as determined by us, and which currently are $184,437, $177,606, $170,775 and $167,244, respectively.
Each such executive officer also receives additional benefits, including those generally provided to our other executive officers. In addition, each of Mmes. Lipson and Silverberg also receives reimbursement of expenses relating to residing in China. Each employment agreement also provides certain additional compensation in the case of a departure related to a change of control of Chindex, including the payment of three times the annual salary. Each agreement also contains non-competition provisions that preclude each executive from competing with us for a period of two years from the date of termination of employment.

         We have obtained individual term life insurance covering Ms. Lipson in the amount of $2,000,000. We are the sole beneficiary under this coverage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our certificate of incorporation limits the liability of our stockholders, directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o under Delaware law regarding unlawful dividends and stock purchases; or

         o for any transaction from which the director derived an improper personal benefit.

         As permitted by Delaware law, our bylaws provide that we must indemnify our stockholders, directors, officers, employees and agents in each situation where Delaware law permits us to indemnify them. We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of our common stock and Class B common stock as of July 27, 2004 by:


         o each person who we know owns (of record or beneficially) more than 5% of our outstanding common stock or Class B common stock;

         o each of our directors and our chief executive officer and certain other executive officers whose annual cash compensation for fiscal 2004 exceeded $100,000; and

         o    all of our directors and executive officers as a group.

         We have determined beneficial ownership in accordance with the rules of the Commission and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. Except Federated Kaufmann Fund, none of the persons listed below is selling any shares under this prospectus.

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL
                                              OWNERSHIP(b)(c)                           PERCENT OF(d)
                                       ------------------------------        ------------------------------------
                                                            CLASS B                       CLASS B
NAME AND ADDRESS OF                      COMMON             COMMON           COMMON       COMMON
BENEFICIAL STOCKHOLDER(a)                 STOCK             STOCK(e)         STOCK         STOCK      COMBINED(f)
-------------------------                 -----             --------         -----         -----      -----------
Roberta Lipson..................        118,012(g)          440,000(h)        2.5%          56.8%        29.6%
Elyse Beth Silverberg...........        137,972(i)          260,500           3.0           33.6         18.3
Lawrence Pemble.................        101,148(j)           74,500           2.1            9.6          5.9
Robert C. Goodwin, Jr...........        188,328(k)               --           3.9           --            2.0
Julius Y. Oestreicher...........        129,532(l)               --           2.7           --            1.4
A. Kenneth Nilsson..............        129,532(m)               --           2.7           --            1.4
Carol R. Kaufman................         69,360(n)               --           1.5           --             *
Neon Liberty Capital
   Management LLC
   230 Park Avenue, Suite 865
   New York, NY  10169..........        300,390(o)               --           6.6           --            3.3
Federated Kaufman Fund, a
   portfolio of Federated
   Equity Funds
   140 East 45th Street
   43rd Floor
   New York, NY  10017..........        666,000(p)               --          11.9           --            7.2
All executive officers and
   directors as a group (7
   persons).....................        873,884(q)          775,000          16.2          100.0         54.9

-----------------
*        Less than 1%.

(a) Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 7201 Wisconsin Avenue, Bethesda, Maryland 20814.

(b) Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares indicated below.

(c) Beneficial ownership is calculated in accordance with Regulation S-K as promulgated by the Commission.

(d)      Gives effect to all of the 1,500,000 shares sold in the financing.

(e) Our common stock is entitled to one vote per share and our Class B common stock is entitled to six votes per share.

(f) Indicates percentage voting power represented by beneficial ownership when the Class B common stock and common stock vote together, based on total outstanding as of June 28, 2004 of 775,000 shares of Class B common stock and 4,551,152 shares of common stock, including all of the 1,500,000 shares sold in the financing.

(g) Includes 116,800 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(h) Includes 20,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, all of which Ms. Lipson is a trustee.

(i) Includes 116,800 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(j) Includes 60,000 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(k) Includes 181,820 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(l) Represents shares underlying options that are currently exercisable with respect to all of the underlying shares.

(m) Includes 123,480 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(n) Represents shares underlying options that are currently exercisable with respect to all of the underlying shares.

(o) The amount and nature of beneficial ownership of these shares by Neon Liberty Capital Management LLC is based solely on a Schedule 13G filed by it with the Commission. The Schedule 13G indicates that the following natural persons share investment decisions over our shares owned by Neon Liberty Capital Management LLC: Satyen Mehta, Alejandro Baez-Sacasa and Fang Zheng. We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G, but have no reason to believe that such information is not complete or accurate.

(p) Federated Kaufmann Fund ("FKF") is a portfolio of Federated Equity Funds, a registered investment company. The parent holding company of FKF's advisors is Federated Investors Inc. FKF's advisor is Federated Equity Management Company of Pennsylvania ("FEMCPA") which has delegated daily management of the fund's assets to Federated Global Investment Management Corp.("FGIMC"), as subadvisor. While the officers and directors of FEMCPA have dispositive power over FKF's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently, Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FEMCPA. FEMCPA has established a Proxy Voting Committee to cast proxy votes on behalf of FKF in accordance with proxy voting policies and procedure approved by FKF.

(q) Includes 737,792 underlying options that are currently exercisable with respect to all of the underlying shares.

                            SELLING SECURITY HOLDERS


         The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 27, 2004 by each of the selling security holders. Following their sale of the shares offered pursuant to this prospectus, none of the selling security holders will own more than 1% of our common stock or warrants. The table reflects all shares and warrants issued in the financing.


         We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. Except as indicated below, the selling security holders have represented to us that they are not and are not affiliated with a registered broker-dealer.



                                                 AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP        SECURITIES TO BE SOLD:
                                                ------------------------     ----------------------
                                                              COMMON                     COMMON STOCK    COMMON STOCK
                                                          STOCK ISSUABLE                ISSUABLE UPON     TO BE OWNED
NAME AND ADDRESS OF                             COMMON     UPON EXERCISE     COMMON      EXERCISE OF         AFTER
BENEFICIAL STOCKHOLDER                          STOCK       OF WARRANTS       STOCK        WARRANTS       OFFERING(a)
----------------------                          -----       -----------       -----        --------       -----------
Argonaut Asian Equities
   Partnership, LP........................          3,150        630             3,150         630              --
Argonaut Global Equities
   Partnership, LP........................          1,900        380             1,900         380              --
Argonaut Investment Fund, LP..............         13,650      2,730            13,650       2,730              --
Argonaut Partnership LP...................         16,300      3,260            16,300       3,260              --
UBS Securities LLC FBO Martin Currie China
   Hedge Fund L.P.(b).....................        165,000     33,000           165,000      33,000              --
Castle Creek Healthcare Partners LLC(c)...         60,000     12,000            60,000      12,000              --
Crestview Capital Master, L.L.C...........        125,000     25,000           125,000      25,000              --
Federated Kaufmann Fund, a portfolio of
   Federated Equity Funds (d).............        555,000    111,000           555,000     111,000              --
Hare & Co. (for A/C 536231) FBO Martin
  Currie G.F. Greater China Fund(b).......        138,000     27,600           138,000      27,600              --
Iroquois Capital, LP......................         25,000      5,000            25,000       5,000              --
Kingsbridge Capital.......................         50,000     10,000            50,000      10,000              --
Martin Currie Business Trust Greater China
   Fund(b)................................         27,000      5,400            27,000       5,400              --
Omicron Master Trust......................         75,000     15,000            75,000      15,000              --
Pequot Capital Management, Inc.(e)........        100,000     20,000           100,000      20,000              --
Silver Oak Investments....................         50,000     10,000            50,000      10,000              --
Smithfield Fiduciary LLC(f)...............         45,000      9,000            45,000       9,000              --
Vertical Ventures, LLC....................         50,000     10,000            50,000      10,000              --
Oppenheimer & Co. Inc.(g).................             --     90,000                --      90,000              --
                                                ---------    -------         ---------     -------          ------
        Total.............................      1,500,000    390,000         1,500,000     390,000              --

----------
(a) Assumes all securities that may be sold under this prospectus are sold. No selling security holder will own any warrants after this offering assuming the sale of all shares of common stock issuable upon exercise of the warrants are sold under this prospectus.

(b) This fund has advised us that it is managed by an investment advisor that has an affiliate, Martin Currie Investor Services Inc, that is a registered broker-dealer that performs no trading or clearing operations. This fund has further advised us that it purchased the shares and warrants, and upon exercise of the warrants will purchase the shares underlying the warrants, in the ordinary course of business and did not at the time of their purchase have an arrangement to effect any distribution of the shares, warrants or shares underlying the warrants to or through any person or entity.

(c) This fund has advised us that a beneficial owner of its investment manager is affiliated with a registered broker-dealer. This fund has further advised us that it purchased the shares and warrants, and upon exercise of the warrants will purchase the shares underlying the warrants, in the ordinary course of business and did not at the time of their purchase have an arrangement to effect any distribution of the shares, warrants or shares underlying the warrants to or through any person or entity.

(d) Federated Kaufmann Fund ("FKF") is a portfolio of Federated Equity Funds, a registered investment company. The parent holding company of FKF's advisors is Federated Investors Inc. FKF's advisor is Federated Equity Management Company of Pennsylvania ("FEMCPA") which has delegated daily management of the fund's assets to Federated Global Investment Management Corp.("FGIMC"), as subadvisor. While the officers and directors of FEMCPA have dispositive power over FKF's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently, Lawrence Auriana and Hans
     P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FEMCPA. FEMCPA has established a Proxy Voting Committee to cast proxy votes on behalf of FKF in accordance with proxy voting policies and procedure approved by FKF.

(e) Shares beneficially owned by Pequot Capital Management, Inc. represent 67,000 shares of common stock and 13,400 shares of common stock issuable upon exercise of warrants, held of record by Pequot Scout Fund, L.P. and 33,000 shares of common stock and 6,600 shares of common stock issuable upon exercise of warrants, held of record by Pequot Navigator Onshore Fund, L.P. (the "Pequot Funds") Pequot Capital Management, Inc, which is the investment manager to the Pequot Funds, exercising sole voting, investment and dispositive power for all shares held of record by the Pequot Funds.

(f) This fund has advised us that it is an affiliate of Highbridge Capital Corporation, a registered broker-dealer. This fund has further advised us that it purchased the shares and warrants, and upon exercise of the warrants will purchase the shares underlying the warrants, in the ordinary course of business and did not at the time of their purchase have an arrangement to effect any distribution of the shares, warrants or shares underlying the warrants to or through any person or entity.

(g) Oppenheimer & Co. Inc. acted as placement agent in the recent financing and received the warrants as a portion of its compensation for its services.

None of the selling security holders has been affiliated with us nor has had any material relationship with us during the past three years.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL


         As of July 27, 2004, our authorized capital stock consisted of:


         o 6,000,000 shares of common stock, par value $0.01 per share, of which 3,643,152 were issued and outstanding, exclusive of the remaining 900,000 shares to be issued on or about May 4, 2004 in connection with the financing;

         o 800,000 shares of Class B common stock, par value $0.01 per share, of which 775,000 were issued and outstanding; and

         o 500,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding.

         COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the our stockholders. Subject to the preferences that may be applicable to any shares of preferred stock issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any shares of preferred stock outstanding at such time. The holders of common stock have no preemptive, redemption, conversion, sinking fund or other subscription rights. The outstanding shares of common stock are, and the common stock offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

         CLASS B COMMON STOCK

         The Class B common stock and the common stock are identical on a share-for-share basis, except that the holders of our Class B common stock have six votes per share on each matter considered by our stockholders. The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our stockholders other than the holders of Class B common stock. Thus, our stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the board of directors, may be under the control of the holders of Class B common stock, and if stockholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

         Each share of Class B common stock is automatically converted into one share of common stock upon:

         o the death of the original holder thereof, or, if such shares are subject to a stockholders agreement or voting trust granting the power to vote such shares to another original holder of Class B common stock, then upon the death of such other original holders;

         o the sale or transfer to any person other than the following transferees:

                  -        the spouse of a holder of Class B common stock;

                  - any lineal descendants of a holder of Class B common stock, including adopted children (these descendants, together with the holder of Class B common stock and his or her spouse are referred to below as "family members");

                  - a trust for the sole benefit of a Class B common stockholder's family members;

                  - a partnership made up exclusively of Class B common stockholders and their family members, or a corporation wholly owned by a holder of Class B common stock and their family members;

                  -        any other holder of Class B common stock.

         Mmes. Lipson and Silverberg, Mr. Pemble and certain trusts for the benefit of members of the families of Mmes. Lipson and Silverberg hold all of the outstanding shares of Class B common stock. There are no options and warrants to purchase Class B common stock currently outstanding.

         PREFERRED STOCK

         Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms in redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. We have no present plans to issue any shares of preferred stock.

OPTIONS

         As of March 31, 2004, there were outstanding options to purchase 948,700 shares of our common stock at a weighted average exercise price of $2.30.

WARRANTS

         The following is a brief summary of certain provisions of the warrants sold to the investors in our private placement:

         o EXERCISE PRICE AND TERMS - Each warrant entitles the registered holder thereof to purchase one share of common stock, at any time during the five-year period commencing on the original issue date, at $12.00 per share, subject to adjustment in accordance with the provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to us, with the subscription form attached to it properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

         o ADJUSTMENTS - The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock, or the issuance or deemed issuance of shares of common stock for consideration per share less than the exercise price of the warrants immediately prior to such issuance. Additionally, an adjustment will be made in the case of a reclassification or exchange of common stock, consolidation or merger of Chindex with or into another corporation, sale of all or substantially all of our assets or our dissolution, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

         o REDEMPTION PROVISIONS - Commencing one year after the original issue date, the warrants are subject to redemption at $0.10 per warrant on 30 days' prior written notice provided that the average closing bid price of the common stock equals or exceeds 150% of the initial warrant exercise price per share, subject to certain adjustments, for 20 consecutive trading days and the average trading volume for the trading period is greater than 100,000 shares per day.

         o TRANSFER, EXCHANGE AND EXERCISE - Subject to applicable securities law, the warrants may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value.

         o WARRANTHOLDERS NOT STOCKHOLDERS - The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

REGISTRATION RIGHTS

         The purchasers of the securities sold in our private placement are entitled to certain rights with respect to the registration of the shares and the shares of common stock issuable upon exercise of their warrants. We are obligated to use our best efforts to cause the SEC to declare such registration statement effective within 120 days of initial closing. In the event such registration is not declared effective within 120 days of the initial closing date, we must pay investors a cash penalty of 1.5% of the purchase price for the first month and 1.0% on a pro-rata monthly basis thereafter.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

         Provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control.

         In addition, we are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if, at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of common stock in the pubic market could adversely affect the market price of our common stock.

         As of the date of this prospectus, giving effect to the sale of the 1,500,000 shares of common stock sold in the financing, we have outstanding an aggregate of 4,551,152 shares of common stock and 775,000 shares of Class B common stock, assuming no exercise of any of the outstanding warrants to purchase 390,000 shares of common stock issued in the financing nor any of the outstanding options to purchase 1,255,600 shares of our common stock. All of these outstanding shares of common stock, other than the Class B common stock and the 390,000 shares issuable upon exercise of the warrants will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

         The 775,000 shares of Class B common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares and approximately 873,000 shares of common stock (including approximately 738,000 shares issuable pursuant to currently-exercisable stock options) are subject to "lock-up" agreements providing that the stockholders will not offer, sell or otherwise dispose of any of the shares of common stock owned by them until the later of 90 days after the date of this prospectus. All of our remaining shares of common stock may be sold immediately.

         We have filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1994 Stock Option Plan. Other than with respect to the approximately 738,000 shares issuable upon exercise of options that are subject to the lock-up agreements described above, all of the shares registered under that registration statement are available for sale in the open market immediately.

         In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

         o     1% of the number of shares of common stock then outstanding; or

         o the average weekly trading volume in the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are generally subject to the availability of current public information about us.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledges, assignees, donees selling shares received from such Selling Stockholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealers for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o     a combination of any such methods of sale; and

         o     any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers of agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

         To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing or purchases and sales of any shares of common stock by that selling stockholder.

         As of the date of this filing, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling security holders with respect to the offer or sale of the securities under this filing.

         We have advised the selling security holders that during the time each is engaged in distributing securities covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;

         o must furnish each broker that offers securities covered by this prospectus with the number of copies of this prospectus that are required by each broker; and

         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

         In the purchase agreement that we entered into with the investors, we agreed to indemnify and hold harmless each selling security holder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that investor expressly for use in the registration statement of which this prospectus is a part. We have agreed to bear the expenses incurred by us in connection with the preparation of the registration statement and up to $15,000 of fees of one counsel for all holders of the securities registered. Among other things, the selling security holders will bear all selling discounts and commissions.

                          VALIDITY OF THE COMMON STOCK

         The validity of the common stock offered by this filing will be passed upon for us by Hughes Hubbard & Reed LLP, New York, New York.

                                     EXPERTS

         Ernst & Young LLP, registered public accounting firm, have audited our consolidated financial statements and schedule for the periods ended March 31, 2004 and December 31, 2002 and 2001, as set forth in their report. We have included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedule filed as a part thereof. You should read the documents filed with the Commission as exhibits to the registration statement for a more complete description of the matter involved.

         We file quarterly and annual reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the Commission's web site at http://www.sec.gov.

                           CHINDEX INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm.........................................................F-2

Consolidated Balance Sheets as of March 31, 2004 and December 31, 2002..........................................F-3

Consolidated Statements of Operations for the Years Ended March 31, 2004 and December 31, 2002 and 2001
     and the Three Months Ended March 31, 2003 and 2002.........................................................F-4

Consolidated Statements of Cash Flows for the Years Ended March 31, 2004 and December 31, 2002 and 2001
     and the Three Months Ended March 31, 2003 and 2002.........................................................F-5

Consolidated Statements of Stockholders' Equity for the Period Ended March 31, 2004 and Years Ended
     December 31, 2002 and 2001.................................................................................F-6

Notes to Consolidated Financial Statements for the Years Ended March 31, 2004 and December 31, 2002 and
     2001.......................................................................................................F-7

                                       F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Chindex International, Inc.

         We have audited the accompanying consolidated balance sheets of Chindex International, Inc. (the Company) as of March 31, 2004 and December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2004, the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001. Our audits also included the financial statement schedule listed in the Index at Item 16(b) of this Registration Statement. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chindex International, Inc. at March 31, 2004 and December 31, 2002, and the consolidated results of its operations and its cash flows for the year ended March 31, 2004, the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                            /s/ Ernst & Young, LLP

McLean, Virginia
June 15, 2004

                           CHINDEX INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                          (thousands except share data)

                                                                                       March 31,         December 31,
                                                                                         2004                2002
                                                                                         ----                ----
                                               ASSETS
Current Assets:
         Cash and cash equivalents                                                      $    6,791      $       6,100
         Trade receivables less allowance for doubtful accounts
              of $1,131 in 2004 and $883 in 2002
                  Equipment sales receivables                                               15,039             14,378
                  Patient service receivables                                                2,335              1,817
         Inventories                                                                        10,363             10,346
         Income taxes receivable                                                                 0                 11
         Deferred income taxes                                                                 467                892
         Other current assets                                                                2,235              1,793
                                                                                        -------------   ----------------
                 Total current assets                                                       37,230             35,337
Property & equipment, net                                                                    8,901              7,128
Long term deferred income taxes                                                              1,334                  0
Other assets                                                                                   386                661
                                                                                        -------------   ----------------
                 Total assets                                                           $   47,851      $      43,126
                                                                                        =============   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
         Accounts payable and accrued expenses                                          $   23,383      $      22,612
         Accrued contract training                                                           1,078                920
         Short term debt or vendor financing                                                 5,668              1,946
         Income taxes payable                                                                  381                  0
                                                                                        -------------   ----------------
                 Total current liabilities                                                  30,510             25,478
Long-term debt or vendor financing                                                             125              3,609
                                                                                        -------------   ----------------
                 Total liabilities                                                          30,635             29,087
Minority interest                                                                               18                 71
Stockholders' Equity:
         Preferred stock, $.01 par value, 500,000 shares authorized, none issued                 0                  0
         Common stock, $.01 par value, 6,800,000 shares authorized, including
         800,000 designated Class B:
                 Common stock - 3,643,152 and 2,932,956 shares issued and
                 outstanding in 2004 and 2002, respectively                                     36                 29
                 Class B stock - 775,000 shares issued and outstanding in 2004 and
                 2002                                                                            8                  8
         Additional capital                                                                 22,488             17,356
         Accumulated other comprehensive income                                                 11                  9
         Accumulated deficit                                                                (5,345)            (3,434)
                                                                                        -------------   ----------------
                 Total stockholders' equity                                                 17,198             13,968
                                                                                        -------------   ----------------
                 Total liabilities and stockholders' equity                             $   47,851      $      43,126
                                                                                        =============   ================


See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   (thousands except share and per share data)


                                                   Year ended         Three months ended              Year ended
                                                    March 31,             March 31,                  December 31,
                                                      2004           2003           2002         2002          2001
                                                      ----           ----           ----         ----          ----
                                                                                (unaudited)
Product sales                                         $72,229        $18,379        $12,779       $57,654       $47,339
Hospital services revenue                              15,954          3,470          2,799        12,963         8,779
                                                       ------          -----          -----        ------         -----
Total revenue                                          88,183         21,849         15,578        70,617        56,118

Cost and expenses
         Cost of product sales                         58,014         14,808         10,578        45,976        37,046
         Healthcare services costs                     15,723          3,393          2,722        11,721         8,304
         Selling and marketing expenses                10,346          2,007          1,567         7,934         6,899
         General and administrative                     5,682          1,419          1,004         4,853         4,270
                                                     ------------   -----------   ------------  ------------  ------------

(Loss) income from operations                          (1,582)           222           (293)          133          (401)

Minority interest                                          (8)             0              0            50           (18)

Loss on equity investment                                (222)             0              0           (38)            0

Other income and (expenses)
         Interest expense                                (249)           (51)            (4)          (54)          (13)
         Interest income                                   44             14             15            59           161
         Miscellaneous income (loss) , net                 94            (29)           (23)         (131)          578
                                                     ------------   -----------   ------------  ------------  ------------
                 Total other (loss) income               (111)           (66)           (12)         (126)          726
                                                     ------------   -----------   ------------  ------------  ------------

(Loss) income before income taxes                      (1,923)           156           (305)           19           307
(Provision for) benefit from income taxes                 (64)           (80)           113           240            77
                                                     ------------   -----------   ------------  ------------  ------------
Net (loss) income                                     $(1,987)           $76          $(192)         $259          $384
                                                     ============   ===========   ============  ============  ============
(Loss) income per share data
Net (loss) income per common share - basic              $(.53)          $.02          $(.05)         $.07          $.10
Weighted average shares outstanding - basic         3,758,170      3,708,232      3,672,460     3,699,052     3,667,204
Net (loss) income per common share - diluted            $(.53)          $.02          $(.05)         $.07          $.10
Weighted average shares outstanding - diluted       3,758,170      3,715,908      3,672,460     3,796,340     3,950,636


See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (thousands)


                                                            Year ended     Three months ended           Year ended
                                                             March 31,          March 31,              December 31,
                                                               2004         2003         2002        2002        2001
                                                               ----         ----         ----        ----        ----
OPERATING ACTIVITIES                                                                  (unaudited)
Net (loss) income                                             $(1,987)         $76       $(192)        $259        $384
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
         Depreciation                                           1,309          280          241       1,016         773
         Inventory write-down                                     151           31           43         158         147
         Provision for doubtful accounts                          777          118            0         279           0
         Minority interest                                          8            0            0         (53)          0
         Deferred income taxes                                   (909)           0            0        (660)       (232)
         Loss on Equity Investment                                222            0            0          38           0
Changes in operating assets and liabilities:
         Trade receivables                                     (3,121)       1,047          467      (3,542)      4,264
         Inventories                                              373         (571)        (979)     (3,124)      1,608
         Income taxes receivable                                  135         (122)        (196)        154         112
         Other current assets                                    (713)         270           44        (125)       (353)
         Other assets                                              25           26           67          98         282
         Accounts payable and accrued expenses                    678          388         (898)      3,992      (3,615)
         Income taxes payable                                     381            0            0           0         (90)
                                                              -----------  ---------  -----------  ----------  ----------
Net cash (used in) provided by operating activities            (2,671)       1,543       (1,403)     (1,510)      3,280
INVESTING ACTIVITIES
         Investment in equity joint venture                         0            0            0         (40)          0
         Purchases of property and equipment                   (2,925)        (437)        (323)     (3,382)     (1,798)
Net cash used in investing activities                          (2,925)        (437)        (323)     (3,422)     (1,798)
                                                              -----------  ---------  -----------  ----------  ----------
FINANCING ACTIVITIES
         Proceeds from (repayment of) short term debt
         payable                                                1,974       (1,250)         502       1,746         200
         Proceeds from issuance of common stock                 4,892            0            0           0           0
         Cash from (paid to) joint venture partner
         investment                                               (61)           0            0         120           0
         Long term vendor financing                              (623)           0            0       3,609           0
         Exercise of stock options                                247            0           56          81           0
                                                              -----------  ---------  -----------  ----------  ----------
Net cash provided by (used in) financing activities             6,429       (1,250)         558       5,556         200
Effect of foreign exchange rate changes on cash and cash
equivalents                                                         2            0           22          17          (8)
                                                              -----------  ---------  -----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents              835         (144)      (1,146)        641       1,674
Cash and cash equivalents at beginning of period                5,956        6,100        5,459       5,459       3,785
                                                              -----------  ---------  -----------  ----------  ----------
Cash and cash equivalents at end of period                     $6,791       $5,956       $4,313      $6,100      $5,459
                                                              ===========  =========  ===========  ==========  ==========
Cash paid for interest                                           $124           $8           $1         $45         $13
Cash paid for taxes                                              $460          $71          $56        $336        $518

See accompanying notes

                           CHINDEX INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
           EQUITY FOR THE PERIOD ENDED MARCH 31, 2004 AND YEARS ENDED
                           DECEMBER 31, 2002 AND 2001
                          (thousands except share data)



                                                      Common Stock                                      Accumulated
                               Common Stock             Class B           Additional     Accumulated        Other
                           ---------------------  -------------------  --------------  --------------  Comprehensive
                             Shares     Amount     Shares     Amount       Capital         Deficit      Income (Loss)    Total
                           ---------------------------------------------------------------------------------------------------------
Balance at
  December 31, 2000        2,895,656       $29      775,000        $8        $17,275       ($4,077)             $0       $13,235
------------------------------------------------------------------------------------------------------------------------------------
Net income 2001                                                                                384                           384

Foreign currency
  translation adjustment                                                                                        (8)           (8)
                                                                                                                       -----------
Comprehensive income                                                                                                         376
                                                                                                                       -----------
Balance at
  December 31, 2001        2,895,656        29      775,000         8         17,275        (3,693)             (8)       13,611
----------------------------------------------------------------------------------------------------------------------------------
Net income 2002                                                                                259                           259

Foreign currency
  translation adjustment                                                                                        17            17
                                                                                                                       -----------
Comprehensive income                                                                                                         276
                                                                                                                       -----------
Options exercised             37,300         0                                    81                                          81
                           ---------------------------------------------------------------------------------------------------------

Balance at
  December 31, 2002        2,932,956        29      775,000         8         17,356        (3,434)              9        13,968
------------------------------------------------------------------------------------------------------------------------------------

Net income for the three
months ended March 31,
2003                                                                                            76                            76

Net loss 2004                                                                               (1,987)                       (1,987)

Foreign currency
  translation adjustment                                                                                         2             2
                                                                                                                       -----------
Comprehensive income                                                                                                      (1,985)
                                                                                                                       -----------

Issuance of common
  stock                      600,000         6                                 4,886                                       4,892

Options exercised            110,196         1                                   246                                         247
                           -------------------------------------------------------------------------------------------------------
Balance at
  March 31, 2004           3,643,152       $36      775,000        $8        $22,488       ($5,345)            $11       $17,198
----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes

                           CHINDEX INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004
                 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Chindex International, Inc. (the Company or "Chindex") is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. The Company conducts business in three segments.

         The Medical Capital Equipment segment markets and sells high-technology medical equipment and instrumentation acquired from several major U.S., European and other manufacturers. The Company markets and sells these products in China, including Hong Kong, and provides marketing, sales and technical services for the products. Substantially all direct sales, commissions and purchases of these products are denominated in U.S. dollars.

         The Healthcare Products Distribution segment operates a logistics platform through which it provides logistics services to internal clients as well as to other companies doing business in the Chinese market. Sales of consumables and low value healthcare and health-related consumer products are undertaken through Chindex Holdings International Trade (Tianjin) Ltd., and Chindex Shanghai International Trading Co., Ltd., subsidiaries that sell goods and receive payments in local Chinese currency and use the currency to pay for local expenses and U.S.-dollar imported goods. Most consumable products are shipped when payment is received.

         The Healthcare Services segment operates a hospital and clinic in Beijing and will be opening a second hospital in Shanghai in 2004. While Beijing United generally transacts its business in local Chinese currency it can receive payments in U.S. dollars.

CONSOLIDATION


         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Minority interest is derived from the Company's partner's 10% share of the earnings of Beijing United and 30% share of the earnings of Shanghai United. The Company also holds a 40% interest in Natural Formula Asia Limited (NFAL), which is accounted for using the equity method. The Company has agreed in principle with the other investors to fund an additional $220,000, in the form of a loan, to NFAL. This payment will be made in 2005. Significant intercompany balances and transactions are eliminated.


REVENUE RECOGNITION

         Sales of equipment and consumables are recognized upon product shipment, which corresponds to the point at which the risk of loss transfers to the customer. A small amount of retail product uses the consignment sale model, where shipments are recorded as consignment inventory and revenue is recognized based on sales by the retail outlet to the end customers. Revenue related to services provided by Healthcare Services are net of contractual adjustments or discounts and is recognized in the period services are provided. Healthcare Services makes an estimate at the end of the month for certain in-patients who have not completed service. This estimate reflects only the cost of care up to the end of the month.

         The Company earns revenue from sales of products and providing services. Substantially all revenue in the Medical Capital Equipment segment and the Healthcare Products Distribution segment are from the sale of products and substantially all revenue in Healthcare Services is from providing services. See
Note 11 for further information on sales and gross profit by segment.

INVENTORIES

         Inventory purchased to fill executed sales contracts and purchase orders that remain undelivered at year-end (merchandise inventory), service parts and inventory of peripheral components are stated at the lower of cost or market using the specific identification method. In addition, two wholly foreign owned subsidiaries maintain merchandise inventory based on expected sales targets.

         Certain items are purchased for demonstration purposes and subsequent sale (demonstration inventory). Management monitors the salability of such demonstration inventory and reduces the carrying amount to net realizable value when there is any impairment in value.

         Inventory items held by the healthcare services division are stated at the lower of cost or market using the average cost method.

PROPERTY AND EQUIPMENT

         Property and equipment, including such assets held by Healthcare Services, are stated at historical cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation is computed on the straight line method over the estimated useful lives of the related assets. Useful lives for office equipment, vehicles and furniture and fixtures range from 5 to 7 years. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term. Certain medical equipment is depreciated over three years.

         The Company assesses the impairment of long-lived assets including intangible assets in accordance with Statement of Financial Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates its long-lived assets for impairment when indicators of impairment are identified. The Company records impairment charges based upon the difference between the fair value and carrying value of the original asset when undiscounted cash flows indicate the carrying value will not be recovered. No impairment losses have been recorded in the accompanying consolidated statement of operations.

INCOME TAXES

         The Company's U.S. entities file a consolidated U.S. federal tax return. The U.S. provision for income taxes is computed for each entity in the U.S. consolidated group at the statutory rate based upon each entity's income or loss, giving effect to permanent differences. The Company's foreign subsidiaries file separate income tax returns on a December 31 fiscal year.

         Provisions for income taxes are based upon earnings reported for financial statement purposes and may differ from amounts currently payable or receivable because certain amounts may be recognized for financial reporting purposes in different periods than they are for income tax purposes. Deferred income taxes result from temporary differences between the financial statement amounts of assets and liabilities and their respective tax bases. A valuation allowance reduces the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

CASH EQUIVALENTS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company considers the recorded value of its financial instruments, which consist primarily of cash and cash equivalents, trade receivables, accounts payable, and short-term debt payable and vendor financing to approximate the fair value of the respective assets and liabilities at March 31, 2004 and December 31, 2002.

EARNINGS PER SHARE

         The Company follows Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement 128) whereby basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and diluted earnings per share includes such effects. The Company does not include the effects of stock option, warrants and convertible securities for periods when the Company reports a net loss as such effects would be antidilutive.

STOCK BASED COMPENSATION

         The Company accounts for stock-based compensation to employees under Accounting Principles Board ("APB") No. 25 - "Accounting for Stock Issued to Employees", and complies with the disclosure requirements for SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure."

DIVIDENDS

         The Company has not paid cash dividends to the stockholders of its common stock and any cash dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors. On June 19, 2002, the Company declared a 10% stock dividend to holders of record on July 15, 2002. 100% stock splits in the form of a stock dividend were announced by the Company on August 6, 2003 with a record date of August 18, 2003 and on December 29, 2003 with a record date of January 10, 2004. Common stock as reported in the financial statements has been adjusted for all periods to reflect these stock dividends.

FOREIGN CURRENCIES

         Financial statements of the Company's foreign subsidiaries are translated from the functional currency, generally the local currency, to U.S. Dollars. Assets and liabilities are translated at the exchange rates on the balance sheet date. Results of operations are translated at average exchange rates. Accumulated other comprehensive income in the accompanying consolidated statements of stockholders' equity consists entirely of the resulting exchange difference.

USE OF ESTIMATES


         The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgments and estimates are used include receivable collectibility and deferred tax valuation allowances. There were no material changes to the estimates made by the Company this year as compared to last year.

RECLASSIFICATIONS

         Certain balances in the 2003, 2002 and 2001 financial statements have been reclassified to conform to the 2004 presentation.

                                 2. INVENTORIES
                                 (in thousands)


                                                                          March 31,          December 31,
                                                                             2004                2002
                                                                       ----------------   -----------------
        Inventories consist of the following:
            Merchandise inventory                                          $  7,834             $ 7,609
            Healthcare services inventory                                       247                 240
            Demonstration inventory, net                                        826                 840
            Parts and peripherals                                             1,456               1,657
                                                                       ----------------   -----------------
                                                                            $10,363             $10,346
                                                                       ================   =================


                                 3. PROPERTY AND EQUIPMENT, NET
                                        (in thousands)

                                                                            March 31,        December 31,
                                                                               2004              2002
                                                                       ----------------   -----------------
         Property and equipment, net consists of the following:
           Furniture and equipment                                         $    7,616      $      5,408
           Vehicles                                                               109               109
           Leasehold improvements                                               6,747             5,594
                                                                       ----------------   -----------------
                                                                               14,472            11,111
         Less: accumulated depreciation and amortization                       (5,571)           (3,983)
                                                                       ----------------   -----------------
                                                                           $    8,901      $      7,128
                                                                       ================   =================


                                     4. DEBT

SHORT TERM

         The Company has a $1,750,000 credit facility with First National Bank of Maryland for short-term working capital needs, standby letters of credit, and spot and forward foreign exchange transactions. Balances outstanding under the facilities are payable on demand, fully secured and collateralized by government securities acceptable to the Bank having an aggregate fair market value of not less than $1,945,000. As of March 31, 2004, letters of credit issued by the bank amounted to approximately $420,000 and $883,000 was outstanding under the line of credit facility. Borrowings under the credit facility bear interest at 1% over three month London Interbank Offered Rate (LIBOR).

         The Company's hospital has recently completed short term financing arrangements in China with Hongkong Shanghai Banking Corp. (HSBC) for up to $600,000 in revolving loans or standby credit. As of March 31, 2004, this line of credit had $600,000 outstanding. Terms of the agreement are customary, with the interest rate being 1.75% over the three-month Singapore Interbank Money Market Offer Rate (SIBOR). In connection with the agreement, the hospital has agreed to utilize HSBC for a certain portion of its patient payments via credit cards. Under this credit card arrangement, all funds from patient invoices reimbursed by U.S. Dollar credit cards are received by HSBC in Beijing and posted directly to the Company's account at HSBC in Beijing. Currently HSBC in Beijing does not hold a Reminbi license and, accordingly, all Reminbi credit card transactions are processed through the Bank of China.

         Also, a new line of credit is included in the arrangement with HSBC for up to $1,200,000, bearing interest at 2.25% over SIBOR and having a term of up to three years. As of March 31, 2004, the balance on this credit line was $1,087,000. The Company on behalf of Beijing United has guaranteed the full amount of these facilities.

         The Company has an agreement with a major supplier whereby the supplier has agreed to provide long term (one and one-half years on transactions to date) payment terms on the Company's purchases of medical equipment from the supplier. The arrangement carries an interest component of five percent. As of March 31, 2004, the Company has $2,998,000 of payables recorded under this agreement that are due in fiscal 2005.

         The following table sets forth the Company's debt obligations as of March 31, 2004:

                                 (in thousands)

                                TOTAL       2005        2006        2007        2008       2009     THEREAFTER
                                -----       ----        ----        ----        ----       ----     ----------
    Line of credit            $  2,670   $    2,670 $       0   $     0     $     0     $      0      $  0
    Vendor financing             2,998        2,998         0         0           0            0         0


                             5. STOCKHOLDERS' EQUITY

COMMON STOCK

         The Class B common stock and the common stock are substantially identical on a share-for-share basis, except that the holders of Class B common stock have six votes per share on each matter considered by stockholders and the holders of common stock have one vote per share on each matter considered by stockholders. Each share of Class B common stock will convert at any time at the option of the original holder thereof into one share of common stock and is automatically converted into one share of common stock upon (i) the death of the original holder thereof, or, if such stocks are subject to a stockholders agreement or voting trust granting the power to vote such shares to another original holder of Class B common stock, then upon the death of such original holder, or (ii) the sale or transfer to any person other than specified transferees.

Stock Option Plan
-----------------

         The Company's 1994 Stock Option Plan (the Plan) provided for the grant, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options (Incentive Stock Options) within the meaning of Section 422A of the Internal Revenue Code to certain employees, consultants and directors, and (ii) options not intended to so qualify (Nonqualified Stock Options) to employees, consultants and directors. On April 27, 2004, the Plan terminated by its terms and no additional options may be granted thereunder.

         The following is a summary of stock option activity during the year ended March 31, 2004, the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001:



                                        Weighted                Weighted               Weighted                Weighted
                                        Average                 Average                Average                 Average
                                        Exercise                Exercise               Exercise                Exercise
                              2004        Price         2003      Price       2002       Price      2001         Price
                           ----------   ----------    --------  ----------  --------  ----------  ---------   ----------
Options outstanding,
beginning of year:         1,053,416    $   2.29      929,416   $    2.35    838,404   $    2.54    840,084    $    2.49
     Granted                  20,000        2.60      124,000        1.90    128,508        2.60    112,240         2.34
     Exercised              (110,196)       2.25            0        0       (37,300)       2.18          0         0
     Canceled                (14,520)       2.49            0        0          (196)       2.08   (113,920)        2.05
                           -----------              -----------              --------              ---------
Options outstanding,
end of year                  948,700    $   2.30    1,053,416   $    2.29    929,416   $    2.35    838,404    $    2.54
                           ===========              ===========              ========               ========

         Options exercisable at March 31, 2004, March 31, 2003, December 31, 2002 and 2001, were 919,360, 1,010,476, 886,752 and 736,128, respectively, with weighted average exercise prices of $2.30, $2.28, $2.34 and $2.55, respectively. The weighted average exercise price of options outstanding is $2.30, $2.29, $2.35 and $2.54 and the weighted average remaining contractual life of such options is 6.77, 7.73, 7.68 and 8.6 years respectively as of March 31, 2004, March 31, 2003, December 31, 2002 and 2001


         The Company accounts for stock-based compensation to employees under Accounting Principles Board Opinion ("APB") No. 25 - "Accounting for Stock Issued to Employees", and complies with the disclosure requirements for SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure." Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net earnings and earnings per share ("EPS") would have been reduced to the following pro-forma amounts (in thousands, except share data):


                                                                2004          2003          2002           2001
                                                             ------------   ---------   -----------   -------------
        Net (loss) income, as reported                        $(1,987)          $76          $259           $384
        Deduct: total stock-based employee compensation
        expense determined under fair value method for all
        awards, net of related tax effects                        (18)          (36)          (24)          (186)
                                                            ------------   ---------   -----------   -------------
        Net (loss) income, pro-forma                          $(2,005)          $40          $235           $298
                                                            ============   =========   ===========   =============
        Pro forma earnings per share:
        EPS, basic             As reported                      $(.53)        $ .02          $.07           $.10
        EPS, basic             Pro forma                        $(.53)        $ .02          $.06           $.08
        EPS, diluted           As reported                     $ (.53)        $ .01          $.07           $.10
        EPS, diluted           Pro forma                       $ (.53)        $ .01          $.06           $.08


         The fair value of each option is estimated at the date of grant using a modified Black-Scholes option pricing model, with the following weighted-average assumptions for 2003, 2002 and 2001: dividend yield 0.00%; expected volatility of 62.3%; risk-free interest rate of 3.00%; and expected life of 7.0 years. For March 2004: dividend yield 0.00%; expected volatility 99.8%; risk-free interest rate 2.00%; expected life 7.0 years.

RECENT ISSUANCE OF SECURITIES

         As of March 29, 2004, the Company entered into a securities purchase agreement with a limited number of accredited investors pursuant to which we agreed to issue and the investors agreed to purchase at a price of $9.00 per share 1,500,000 shares of our common stock, together with warrants to purchase an additional 300,000 shares of our common stock at an exercise price of $12.00 per share, for an aggregate purchase price of $13,500,000. We sometimes refer to this financing as the "financing." The net proceeds to us from the financing, after deducting expenses of the financing including placement agent fees, were approximately $12,300,000. In connection with the financings, we also agreed to issue the placement agent five-year warrants to purchase 90,000 shares of our common stock at an exercise price of $12.00 per share. On March 31 and April 1, 2004, the initial closings of the financing occurred at which a total of 600,000 shares of our common stock together with warrants to purchase 120,000 shares of our common stock were issued to the investors. In connection with the initial closings, the placement agent was issued warrants to purchase 36,000 shares of our common stock. The final closing of the financing took place on May 5, 2004 at which the remaining 900,000 shares of common stock together with the remaining warrants to purchase 180,000 shares of our common stock were issued to the investors. In connection with the final closing, the placement agent was issued the remaining warrants to purchase 54,000 shares of our common stock.

SHARES OF COMMON STOCK RESERVED

         As of March 31, 2004, the Company had reserved 3,656,848 shares of common stock for issuance upon exercise of remaining private placement securities, stock options and Class B common stock convertibility.

                              6. EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted Earnings per Share (EPS) computations for net income and other related disclosures:

                                     (thousands except share and per share data)

                                                                             Three months
                                              Year ended     Three months    ended March      Year ended       Year ended
                                               March 31,     ended March       31, 2002      December 31,     December 31,
                                                 2004          31, 2003      (unaudited)         2002             2001
                                              -------------  --------------  -------------  ---------------  ---------------

    Net (loss) income                          $(1,987)            $76           $(192)           $259             $384

    Weighted average shares outstanding-
    basic                                    3,758,170       3,708,232       3,672,460       3,699,052        3,667,204

    Basic earnings per share                     $(.53)          $.02            $(.05)           $.07             $.10

    Effect of dilutive securities:

    Shares issuable upon exercise of
    dilutive outstanding stock options:              0           7,676               0          97,288          283,432

    Weighted average shares outstanding-
    diluted                                  3,758,170       3,715,908      3,672,460        3,796,340        3,950,636

    Diluted earnings per share                    $(.53)         $.02            $(.05)           $.07             $.10

For the periods in which losses were incurred, shares issuable upon exercise of stock options are excluded from diluted earnings per share because the effect would be anti-dilutive.

                                 7. INCOME TAXES

         The Company's (provision for) benefit from income taxes consists of the following for the year ended March 31, 2004, three months ended March 31, 2003, and the years ended December 31, 2002 and 2001:

                                                                            (in thousands)
                                                    2004                 2003                2002               2001
                                            -----------------    ------------------   ----------------   ------------------
    Current:
         Federal                            $        --           $          --       $         --        $          --
         Foreign                                     (356)                  (80)              (545)                (249)
         State                                          0                     0                  0                  (34)
                                            -----------------    ------------------   ----------------   ------------------
                                                     (356)                  (80)              (545)                (283)
    Deferred:
         Federal                                      208                     0                681                  190
         State                                          2                     0                104                   42
         Foreign                                       82                     0                  0                  128
                                            -----------------    ------------------   ----------------   ------------------
                                                      292                     0                785                  360
                                            -----------------    ------------------   ----------------   ------------------
                                            $         (64)        $         (80)      $        240        $          77
                                            =================    ==================   ================   ==================

         Significant components of the Company's deferred tax liabilities and assets are as follows for the years ended March 31, 2004 and December 31, 2002:


                                                                            (in thousands)
                                                            --------------------------------------------
                                                                     2004                     2002
                                                            ---------------------    -------------------
    Deferred tax liabilities:
         Unremitted earnings on foreign subsidiaries        $              0          $            0

    Deferred tax assets:
         Allowance for doubtful accounts                                 286                     286
         Sales commissions                                               181                     114
         Net operating loss carryforwards                              2,463                     949
         Foreign tax credit                                              194                       0
         Alternate minimum tax                                            47                       0
         Depreciation                                                     27                       0
         Other                                                             0                      (1)
                                                            ---------------------     -------------------
         Subtotal                                                      3,198                   1,348
         Less valuation allowance                                     (1,397)                   (456)
                                                            ---------------------     -------------------
    Net deferred tax asset                                  $           1,801         $          892
                                                            =====================     ===================


         The Company's effective income tax rate varied from the statutory federal income tax rate for the year ended March 31, 2004, the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001 are as follows:

                                                                2004          2003          2002            2001
                                                             ----------   -----------   ------------   ------------
    Statutory federal income tax rate                           34.0%        34.0%            34.0%         34.0%
    Adjustments:
         State income taxes, net of federal benefit              4.0          4.0              4.0           4.0
         Foreign tax rate differential                          (9.0)       171.0          3,036.0        (188.0)
         Use of net operating losses                             0.0          0.0         (5,289.0)        (42.0)
         Change in valuation allowance                          17.0        (38.0)        (3,474.0)        (75.0)
         Other, including permanent differences                (49.0)      (136.0)         4,426.0         242.0
                                                             ----------   -----------   ------------   ------------
                                                                (3.0)%       35.0%        (1,263.0)%       (25.0)%
                                                             ==========   ===========   ============   ============


         Due to the Company's global restructuring plan, it expects to be able to make use of a portion of its U.S. federal net operating losses, and accordingly, recorded reductions in its deferred tax valuation allowance on previously fully reserved tax losses of $660,000 in fiscal year 2002 and $232,000 in fiscal year 2001. The Company expects the tax benefits from these net operating losses will be realized in 2005 or 2006.

         All profit-seeking hospitals are entitled to business tax deferral for 3 years starting from the receipt of certificate recognizing those hospitals as profit-seeking. Beijing United received this certificate on November 26, 2001 and as a result Beijing United is entitled to 3-year business tax exemption starting from November 26, 2001 through November 25, 2004. As of June 20, 2004 this approval, while only a formality, has not been received. The Company's liability is estimated at $900,000 should approval be denied. The Company has not recorded any accrual for the contingency related to this matter because it considers it remote that it will incur this tax liability.

         The Company has U.S. Federal net operating losses of approximately $3.2 million that expire in 2014 through 2024. The Company also has foreign losses from China of approximately $559,000 that expire in 2007 and 2009.

                                 8. COMMITMENTS

LEASES

The Company leases office space, warehouse space, and space for both Beijing United and Shanghai United under operating leases. Future minimum payments under these noncancelable operating leases consist of the following:

                                   (thousands)
   Year ending March 31:
               2005...........................................         $1,616
               2006...........................................          1,387
               2007...........................................          1,348
               2008...........................................          1,263
               2009...........................................          1,219
               Thereafter.....................................          3,886
                                                                 ------------
               Net minimum rental commitments.................        $10,719
                                                                 ============

The above leases require the Company to pay certain pass through operating expenses and rental increases based on inflation.

Rental expense was approximately $1,904,000, $472,000, $1,499,000 and $1,026,000
for the year ended March 31, 2004, three months ended March 31, 2003, and for the years ended December 31, 2002, and 2001, respectively.

                        9. CONCENTRATIONS OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents trade receivables. Substantially all of the Company's cash and cash equivalents at March 31, 2004 and December 31, 2002 were held by one U.S. financial institution. All of the Company's sales during the years were to end-users located in China or Hong Kong. Most of the Company's equipment or consumables sales are accompanied by down payments of cash and/or letters of credit. Most of the Company's medical services provided by Beijing United were performed in China for patients residing in China. Approximately 65% of the payments received for such services were denominated in local currency and 35% in U.S. dollars.

         The Company conducts its marketing and sales and provides its services exclusively to buyers located in China, including Hong Kong. The medical services and products provided by Beijing United and the marketing of such services are performed exclusively for/to patients in China. The Company's results of operations and its ability to obtain financing could be adversely affected if there was a deterioration in trade relations between the United States and China.

         Of the Company's assets at March 31, 2004 and December 31, 2002, approximately $33,476,000 and $29,784,000, respectively, of such assets are located in China, consisting principally of cash, receivables, inventories, leasehold improvements, equipment and other assets. Also, see Note 10.

                       10. SIGNIFICANT CUSTOMERS/SUPPLIERS

         Substantially all China purchases of the Company's U.S.-Dollar sales of products, regardless of the end-user, are made through Chinese foreign trade corporations (FTCs). Although the purchasing decision is made by the end-user, which may be an individual or a group having the required approvals from their administrative organizations, the Company enters into formal purchase contracts with FTCs. The FTCs make purchases on behalf of the end-users and are authorized by the Chinese government to conduct import business. FTCs are chartered and regulated by the government and are formed to facilitate foreign trade. The Company markets its products directly to end-users, but in consummating a sale the Company must also interact with the particular FTC representing the end-user. By virtue of its direct contractual relationship with the FTC, rather than the end user, the Company is to some extent dependent on the continuing existence of and contractual compliance by the FTC until a particular transaction has been completed. In fiscal 2002, the Company recorded sales to Instrimpex FTC of $8,821,000; this is the only customer over 10% of total sales.

         Purchases from several suppliers were each over 10% of total cost of goods. These were Siemens ($14,945,000), Becton-Dickenson ($8,863,000), Guidant ($11,926,000) and L'Oreal ($10,311,000) for the year ended March 31, 2004.
Purchases over 10% for the year ended December 31, 2002 were Siemens, ($11,233,000), Becton-Dickenson ($11,145,000) and L'Oreal ($7,168,000).

                              11. SEGMENT REPORTING

         The Company has three reportable segments: Medical Capital Equipment, Healthcare Products Distribution and Healthcare Services. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company's investment portfolio. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information:"

For the year ended March 31, 2004:


                                         Medical            Healthcare
                                         Capital             Products             Healthcare
                                        Equipment          Distribution            Services                Total
                                     --------------       -----------------      ---------------      ----------------
Assets                               $    23,087,000       $     12,525,000      $    12,339,000      $     47,951,000

Sales and service revenue            $    33,836,000       $     38,393,000      $    15,954,000      $     88,183,000
Gross Profit                         $     9,427,000              4,788,000                  n/a                   n/a
Gross Profit %                                    28%                    13%                 n/a                   n/a
(Loss) from operations               $      (269,000)      $       (643,000)     $      (672,000)     $     (1,582,000)
Other (expense) net                                                                                         (111,000)
Minority interest                                                                                             (8,000)
Loss on equity investment                                                                                   (222,000)
                                                                                                      -----------------
Loss before income taxes                                                                              $   (1,923,000)
                                                                                                      =================

For the three months ended March 31, 2003:


                                         Medical            Healthcare
                                         Capital             Products             Healthcare
                                        Equipment          Distribution            Services                Total
                                     --------------       -----------------      ---------------      ----------------
Assets                               $    19,521,000   $     12,571,000       $      10,248,000     $    42,340,000

Sales and service revenue            $     7,716,000   $     10,663,000       $       3,470,000     $    21,849,000
Gross Profit                               2,474,000          1,097,000               n/a                  n/a
Gross Profit %                                    32%                10%              n/a                  n/a
Income (loss) from operations        $       521,000   $       (121,000)      $        (178,000)    $       222,000
Other (expense) net                                                                                         (66,000)
Minority interest                                                                                                 0
Loss on equity investment                                                                                   (38,000)
                                                                                                   -------------------
Income before income taxes                                                                          $       156,000
                                                                                                   ===================

For the year ended December 31, 2002:


                                         Medical            Healthcare
                                         Capital             Products             Healthcare
                                        Equipment          Distribution            Services                Total
                                     --------------       -----------------      ---------------      ----------------
Assets                               $    21,354,000      $  10,616,000           $  11,156,000       $  43,126,000

Sales and service revenue            $    28,708,000      $  28,946,000           $  12,963,000       $  70,617,000
Gross Profit                               7,822,000          3,856,000               n/a                  n/a
Gross Profit %                                    27%                13%              n/a                  n/a
Income (loss) from operations        $       198,000      $    (601,000)          $     536,000       $     133,000
Other (expense) net                                                                                        (126,000)
Minority interest                                                                                            50,000
Loss on equity investment                                                                                   (38,000)
                                                                                                   -------------------
Income before income taxes                                                                            $      19,000
                                                                                                   ===================

For the year ended December 31, 2001:


                                         Medical            Healthcare
                                         Capital             Products             Healthcare
                                        Equipment          Distribution            Services                Total
                                     --------------       -----------------      ---------------      ----------------
Assets                               $    17,511,000       $     8,987,000       $     6,871,000        $   33,369,000

Sales and service revenue            $    25,819,000       $    21,520,000       $     8,779,000        $   56,118,000
Gross Profit                               7,451,000             2,842,000               n/a                  n/a
Gross Profit %                                    29%                   13%              n/a                  n/a
Income (loss) from operations        $       439,000       $    (1,316,000)      $       476,000        $     (401,000)
Other income, net                                                                                              726,000
Minority interest                                                                                              (18,000)
                                                                                                   ---------------------
Income before income taxes                                                                              $      307,000
                                                                                                   =====================

                     12. SELECTED QUARTERLY DATA (UNAUDITED)

                        (thousands except per share data)

                                                             First          Second         Third          Fourth
For the year ended March 31, 2004:                          Quarter         Quarter       Quarter        Quarter
                                                           ------------   ------------   -------------  -----------
Revenue                                                      $20,373       $21,156         $21,630        $25,024
Gross profit from operations                                   5,670         7,152           7,506          8,247
(Loss) income before income taxes                             (1,726)          376            (502)           (71)
Net (loss) income                                             (1,338)          218            (383)           484)
Basic (loss) earnings per share of common stock                 (.36)          .06            (.10)          (.13)
Diluted (loss) earnings per share of common stock               (.36)          .05            (.10)          (.13)
Cash dividends per share of common stock                         .00           .00             .00            .00

For the thee months ended March 31, 2003:
Revenue                                                      $21,849
Gross profit from operations                                   6,702
Income before income taxes                                       156
Net income                                                        76
Basic earnings per share of common stock                         .02
Diluted earnings per share of common stock                       .02
Cash dividends per share of common stock                         .00


                                                            First         Second         Third            Fourth
For the year ended December 31, 2002:                       Quarter        Quarter       Quarter          Quarter
                                                            -----------   -----------   ------------   ------------
Revenue                                                      $15,578       $14,968         $17,801        $22,270
Gross profit from operations                                   4,656         4,973           6,361          7,078
(Loss) income before income taxes                               (305)         (612)            400            536
Net (loss) income                                               (192)         (411)            176            686
Basic (loss) earnings per share of common stock                 (.05)         (.11)            .05            .19
Diluted (loss) earnings per share of common stock               (.05)         (.11)            .04            .19
Cash dividends per share of common stock                         .00           .00             .00            .00

                                      F-18

                                     [LOGO]

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee.........................................         $ 2,993
Nasdaq listing fees.........................................................................          18,000
Legal fees and expenses.....................................................................          40,000
Accounting fees and expenses................................................................          30,000
Transfer agent fees.........................................................................           2,000
Printing and engraving expenses.............................................................          10,000
Miscellaneous...............................................................................           7,007
                                                                                               -----------------------
   Total....................................................................................        $110,000
                                                                                               =======================


ITEM 14.      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Section 145 of the General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         Article VII of the registrant's amended and restated bylaws (Exhibit 3.2) requires the registrant to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the registrant is permitted to indemnify such persons.

         Section E(5) of the Securities Purchase Agreement (Exhibit 10.19) provides for indemnification of the selling security holders named herein by the registrant for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

         The registrant maintains a directors and officers liability insurance policy with Carolina Casualty Insurance Company. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts. The policy provides for an aggregate limit of liability of $5,000,000.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

         The following is a description of the sale of unregistered securities for the last three years:

         (a) On March 31 and April 1, 2004, the registrant issued an aggregate of 600,000 shares of its common stock and five-year warrants to purchase an additional 120,000 shares of its common stock at $12.00 per share to 18 accredited investors, resulting in aggregate gross proceeds to the registrant $5.4 million. In the transaction, the registrant paid to a placement agent a cash fee of $0.3 million and issued the placement agent the warrant referred to in item (b) below. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

         (b) On April 1, 2004, the registrant issued a warrant to purchase an aggregate of 36,000 shares of its common stock for services rendered as a placement agent (referred to in item (a) above). The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

         (c) On May 5, 2004, the registrant issued an aggregate of 900,000 shares of its common stock and five-year warrants to purchase an additional 180,000 shares of its common stock at $12.00 per share to 18 accredited investors, resulting in aggregate gross proceeds to the registrant $8.1 million. In the transaction, the registrant paid to a placement agent a cash fee of $0.5 million and issue the placement agent the warrant referred to in item (d) below. The registrant issued these securities in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

         (d) On May 5, 2004, the registrant issued a warrant to purchase an aggregate of 54,000 shares of its common stock for services rendered as a placement agent (referred to in item (c) above). The registrant issued these warrants in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering and Rule 506 thereunder.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)      EXHIBITS

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
    3.1 Certificate of incorporation of the registrant (Incorporated by reference to Annex B to the registrant's proxy statement on
                Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).

    3.2 Bylaws of the registrant. (Incorporated by reference to Annex C to the registrant's proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7,
                2002).

    4.1 Form of specimen certificate representing the registrant's common stock. Incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form SB-2 (No. 33-78446) (the "IPO Registration Statement").

    4.2         Form of specimen certificate representing Class B common stock.
                Incorporated by reference to Exhibit 4.3 to the IPO Registration Statement.

    4.3 Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.

    4.4 Form of Common Stock Purchase Warrant received by placement agent in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.

    5.1         Opinion of Hughes Hubbard & Reed LLP.

   10.1 The registrant's 1994 stock option plan, as amended as of July 17, 2001. (Incorporated by reference to Exhibit 10.1 to the registrant's quarterly report on Form 10-Q for the six months ended June 30, 2001.)

   10.2 Lease Agreement dated as of March 1994 between the registrant and Central Properties Limited Partnership, relating to the registrant's Bethesda, Maryland facility. (Incorporated by reference to Exhibit 10.4 to the registrant's registration statement (No. 33-78446) on Form SB-2).

   10.3 First Amendment to Lease dated as of June 26, 1996 between the registrant and Central Properties Limited Partnership, relating to additional space at the Company's Bethesda, Maryland facility. (Incorporated by reference to Exhibit 10.5 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)

   10.4 Lease Agreement dated November 8, 1995 between the School of Posts and Telecommunications and the registrant. (Incorporated by reference to Exhibit 10.14 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)

   10.5 Amendments Numbers One, Two and Three to the Lease Agreement between the School of Posts and Telecommunications and the registrant dated November 8, 1995, each such amendment dated November 26, 1996. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)

  EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------

   10.6 Lease Agreement dated May 10, 1998, between the School of Posts and Telecommunications and the registrant relating to the lease of additional space. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1998.)

   10.7 Contractual Joint Venture Contract dated September 27, 1995 between the Chinese Academy of Medical Sciences Union Medical & Pharmaceutical Group Beijing Union Medical & Pharmaceutical General Corporation and the registrant. (Incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)

   10.8 First Investment Loan Manager Demand Promissory Note dated July 10, 1997 between First National Bank of Maryland and Chindex, Inc. (Incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)

   10.9 Distribution Agreement dated October 11, 2001 between Siemens AG and the registrant. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2001.)

   10.10 Second amendment to lease dated as of November 24, 2000 between the registrant and Central Properties Limited Partnership, relating to the extension of the lease term for the registrant's Bethesda, Maryland offices. (Incorporated by reference to Exhibit 10.19 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.11 Employment Agreement dated as of September 1, 2001 between the registrant and Roberta Lipson. (Incorporated by reference to Exhibit 10.20 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.12 Employment Agreement dated as of September 1, 2001 between the registrant and Elyse Beth Silverberg. (Incorporated by reference to Exhibit 10.21 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.13 Employment Agreement dated as of September 1, 2001 between the registrant and Lawrence Pemble. (Incorporated by reference to Exhibit 10.22 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.14 Employment Agreement dated as of September 1, 2001 between the registrant and Robert C. Goodwin, Jr. (Incorporated by reference to Exhibit 10.23 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.15 Contractual Joint Venture Contract dated February 9, 2002 between Shanghai Changning District Central Hospital and the registrant. (Incorporated by reference to Exhibit 10.24 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

   10.16 Lease Agreement between Shanghai Changning District Hospital and the registrant related to the lease of the building for Shanghai United Family Hospital. (Incorporated by reference to Exhibit
                10.25 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)

  +10.17 Lease Agreement between China Arts & Crafts Import & Export Corporation and Chindex (Beijing) Consulting Incorporated related to the lease of the building for the registrant's main office in Beijing. (Incorporated by reference to Exhibit 10.17 to the registrant's quarterly report on Form 10-Q for the six months ended June 30, 2002.)

  EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
   10.18 Agreement between Siemens AG and the Company for long term payment of vendor invoices. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2002.)

   10.19 Form of Securities Purchase Agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder.

   21.1 List of subsidiaries (Incorporated by reference to Exhibit 21.1 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2002.)

   23.1*        Consent of Independent Registered Public Accounting Firm.

   23.2 Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1).

   24.1         Power of Attorney.

---------------
*        Filed herewith.
+        English translation of summary from Chinese original.


         (B)      FINANCIAL STATEMENT SCHEDULES

         Schedule II -- Valuation and Qualifying Accounts - no other schedules are required.

ITEM 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes that:

         (1) to file, during any period in which offers or sales; are being made, a post- effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 29th day of July, 2004.



                                       CHINDEX INTERNATIONAL, INC.


                                       By:    /s/ Roberta Lipson
                                           -------------------------------------
                                             Roberta Lipson
                                             Chairperson of the board, president
                                                and chief executive officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



              SIGNATURES                                     TITLE                                   DATE
              ----------                                     -----                                   ----


        /s/ Roberta Lipson               Chairperson of the board of directors,                 July 29, 2004
------------------------------------     president and chief executive officer
            Roberta Lipson               (principal executive officer)

                  *                      Executive vice president, secretary and                July 29, 2004
------------------------------------     director
         Elyse Beth Silverberg

        /s/ Lawrence Pemble              Executive vice president -- finance and                July 29, 2004
------------------------------------     director (principal financial officer)
             Lawrence Pemble
                  *                      Executive vice president of operations,                July 29, 2004
------------------------------------     general counsel and director
         Robert C. Goodwin, Jr.

        /s/ Ronald Zilkowski             Senior vice president -- finance and                   July 29, 2004
------------------------------------     controller (principal accounting officer)
           Ronald Zilkowski

                                         Director                                               July 29, 2004
------------------------------------
            Kenneth Nilsson

                  *                      Director                                               July 29, 2004
------------------------------------
         Julius Y. Oestreicher

                  *                      Director                                               July 29, 2004
------------------------------------
           Carol R. Kaufman

----------------------------

* By:    /s/ Lawrence Pemble
----------------------------
         Lawrence Pemble
         Attorney in Fact


                                      II-7

                                   Schedule II
                        Valuation and Qualifying Accounts

-------------------------------------------------------------------------------------------------------------------------
                                                    Balance
                                                   beginning     Additions    Additions not                 Balance end
Description (amounts in thousands)                  of year       expensed       expensed      Deductions     of year
-------------------------------------------------------------------------------------------------------------------------
For the year ended March 31, 2004:
-------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful receivables                   $1,001          $777                         $647         $1,13
-------------------------------------------------------------------------------------------------------------------------
Deferred income tax valuation allowance                 456           278          $663              0          1,397
                                                        ---           ---          ----              -          -----
-------------------------------------------------------------------------------------------------------------------------
   Total allowances deducted from assets             $1,457        $1,055          $663       $    647         $2,528
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
For the year ended March 31, 2004:
-------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful receivables                     $883          $118                                      $1,001
-------------------------------------------------------------------------------------------------------------------------
Deferred income tax valuation allowance                 456                                          0            456
                                                        ---                                          -            ---
-------------------------------------------------------------------------------------------------------------------------
   Total allowances deducted from assets             $1,339          $118            $0             $0         $1,457
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2002:
-------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful receivables                     $604          $279                                        $883
-------------------------------------------------------------------------------------------------------------------------
Deferred income tax valuation allowance               1,446                                        990            456
                                                      -----                                        ---            ---
-------------------------------------------------------------------------------------------------------------------------
   Total allowances deducted from assets             $2,050          $279            $0           $990         $1,339
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2001:
-------------------------------------------------------------------------------------------------------------------------
Allowance for doubtful receivables                     $604                                                      $604
-------------------------------------------------------------------------------------------------------------------------
Deferred income tax valuation allowance               3,081                                      1,635          1,446
                                                      -----                                      -----          -----
-------------------------------------------------------------------------------------------------------------------------
   Total allowances deducted from assets             $3,685            $0            $0       $1,635           $2,050
-------------------------------------------------------------------------------------------------------------------------